UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WPX Energy, Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3500 One Williams Center

Tulsa, Oklahoma 74172

April 6, 2015

Dear WPX Energy Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of WPX Energy, Inc. The meeting will be held on Thursday, May 21, 2015, in the Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103, at 9:30 a.m., Central Daylight Time. We look forward to greeting personally as many of our stockholders as possible at the Annual Meeting.

The notice of the Annual Meeting and proxy statement that accompany this letter provide information concerning matters to be considered and acted upon at the Annual Meeting. Our proxy statement also includes information about the meeting itself, including:

•	how to obtain admission to the meeting if you plan to attend; and

•	different methods you can use to vote by proxy, including by Internet, telephone and mail.

As a stockholder of WPX Energy, you play an important role in our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

While most of our stockholders are unlikely to be able to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares as promptly as possible.

Thank you for your continued interest in our company.

Very truly yours,

William G. Lowrie
Chairman of the Board of Directors

WPX ENERGY, INC.

3500 One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2015

To the stockholders of WPX Energy, Inc.:

WPX Energy, Inc. will hold its Annual Meeting of Stockholders on May 21, 2015 at 9:30 a.m. Central Daylight Time in the Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103. Details for the Annual Meeting of Stockholders are below:

TIME	9:30 a.m., Central Daylight Time, on Thursday, May 21, 2015

PLACE	Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

1. To elect four director nominees identified in this proxy statement, on the terms and conditions specified;

2. To conduct an advisory vote on executive compensation;

3. To consider a proposal to declassify our Board of Directors;

4. To consider an amendment to the WPX Energy, Inc. 2013 Incentive Plan that would replenish the shares available for awards under the plan by 10 million shares;

5. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2015;

6. To consider a stockholder proposal set forth in this proxy statement, if properly presented at the Annual Meeting; and

7. To transact such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 30, 2015.

ANNUAL REPORT	Our 2014 annual report, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend the Annual Meeting. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 12 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting,

Proxy Statement and Annual Report are available at

www.edocumentview.com/WPX

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	4
PROPOSAL 1 — ELECTION OF DIRECTORS	10
Director Nomination Process	10
Nominees	12
Continuing Directors	13
CORPORATE GOVERNANCE	17
Overview	17
Corporate Governance Practices	17
Board Structure	17
Board and Board Committees Composition and Performance	17
Guidelines and Board Policies	17
Independent Auditors	18
Corporate Governance Guidelines	18
Code of Business Conduct	18
Director Independence	19
Independent Board Leadership	19
Risk Oversight	19
Executive Officers	20
Board Meetings and Annual Meeting Attendance	22
Board Committees	23
EXECUTIVE COMPENSATION	25
Executive Summary	25
Compensation Discussion and Analysis	28
Compensation Philosophy	29
Objective of our Compensation Program	29
Determination of Total Compensation	29
Role of our Compensation Committee and Board of Directors	29
Consideration of 2014 Stockholder Advisory Vote to Approve 2013 Executive Compensation	30
Role of the Compensation Committee’s Independent Compensation Consultant	30
Role of Management and Executive Officers	30
Competitive Positioning	30
Use of Tally Sheets and Wealth Accumulation Analysis	31
2014 Compensation Actions Associated with Promoting our Chief Financial Officer and Recruiting Senior Vice President Operations and Resource Development	31
Elements of our Compensation Program	34
Base Salary	35
Annual Cash Incentive	36
Vesting of 2012 Performance-Based RSUs	38
Allocation among Elements of Equity	38
Performance-Based Restricted Stock Units	40
Stock Options	41
Time-Based Restricted Stock Units	41
Benefits and Limited Perquisites	42
Other Compensation Practices	42
Stock Ownership Guidelines	42
Consideration of Risk in Setting Executive Compensation	43
Recoupment Policy	43
Anti-Hedging and Anti-Pledging Policies	44

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SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement.

We are taking advantage of rules of the Securities and Exchange Commission, or “SEC,” that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a brief notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this brief notice, or “Notice,” you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials, including our annual report to stockholders. This Notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement, our annual report and accompanying proxy card to stockholders beginning on or about April 6, 2015. Unless the context otherwise requires, the terms “WPX Energy,” “WPX,” the “Company,” “us,” “we,” and “our” include WPX Energy, Inc. and it consolidated subsidiaries.

WPX Energy, Inc.

We are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. Our 2014 Annual Report, which accompanies this proxy statement, provides a comprehensive description of our business.

Corporate Governance

WPX Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do. Consistent with this commitment, we have adopted the following practices:

•	Board Structure and Composition. We have independent Board leadership, and all directors, other than our Chief Executive Officer, are independent.

•	Stock Ownership Guidelines. Our directors and executive officers are subject to stock ownership guidelines that align their interests with those of our stockholders.

•	Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy” below.

•	Independent Compensation Consultant. Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

•	Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors, officers and key employees. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our Compensation Committee strives to design an executive compensation program that will attract, motivate, and retain highly effective executive officers, reward superior performance, and provide incentives to drive results that increase shareholder value. Our compensation program includes a mix of base salary, an annual cash incentive, performance-based restricted stock units, equity awards, and benefits and limited perquisites to achieve this result. The majority of our executive pay is variable, subject to increase when we exceed performance targets or our stock price appreciates and reduction when we do not achieve performance targets or our stock price depreciates. The variable pay is tied to performance metrics that encompass both short- and long-term goals and encourage profitable growth while discouraging excessive risk-taking.

Highlights of our Executive Compensation Program

•	Pay for Performance — The majority of compensation to our executive officers varies based upon achievement of annual or long-term goals that increase stockholder value.

•	Increase Stockholder Value — We use balanced performance metrics to encourage operational performance while discouraging excessive risk-taking.

•	Align Executive Officers with Stockholders — Executive compensation is weighted toward equity awards that align our executive officers with the long-term interests of our stockholders.

Information regarding compensation paid to each of our named executive officers in 2014 is described in the “Compensation Discussion and Analysis” below.

Strong Governance Standards in Oversight of Executive Compensation Policies

We endeavor to maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

•	independent Compensation Committee that engages independent advisors;

•	stock ownership guidelines that encourage our executive officers to have a significant stake in our long-term success;

•	performance-based compensation that uses balanced performance metrics, including performance-based equity awards capped at 100% of target if our total shareholder return is negative;

•	double-trigger change-in-control agreements and equity awards;

•	no excise tax gross-ups and limited perquisites;

•	prohibition on backdating stock options and on repricing without stockholder approval;

•	a recoupment policy that requires recovery of all incentive payments from any executive officers found by the Board of Directors to be personally responsible for fraud or intentional misconduct that causes the need for the restatement and recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results;

•	prohibition on:

•	short sales of our common stock;

•	the use of equivalent derivative securities;

•	margin trading in our stock by directors and executive officers; and

•	pledging of our stock by directors and executive officers.

Proposals

Proposal 1 — Election of Directors (see pages 10–13)

The Board has nominated four candidates for election to our Board of Directors. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2 — Advisory Vote to Approve the Company’s Executive Compensation (see pages 25–59)

The Board is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains the Compensation Committee’s compensation decisions and how our executive compensation program aligns the interests of our executive officers with those of our stockholders. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 — Proposal to Declassify our Board of Directors (see page 60)

Our certificate of incorporation currently provides that our Board is divided into three classes, with each class being elected every three years. On the recommendation of its Nominating and Governance Committee, the Board has adopted resolutions that would amend the certificate of incorporation to provide for the annual election of directors. If the amendment to the certificate of incorporation is approved by stockholders, the current classified board will be declassified over a two-year period. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote FOR this proposal.

Proposal 4 — Approval of an Amendment to the WPX Energy, Inc. 2013 Incentive Plan to Increase the Number of Authorized Shares (see pages 61–69)

We are asking stockholders to approve an amendment to the WPX Energy, Inc. 2013 Incentive Plan to replenish the shares available for awards under the plan by 10 million shares. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote FOR the approval of the amendment to the WPX Energy, Inc. 2013 Incentive Plan.

Proposal 5 — Ratification of Independent Registered Public Accounting Firm (see pages 72-73)

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Board is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP.

Proposal 6 — Stockholder Proposal (see pages 76-77)

We have been informed that a stockholder intends to introduce a resolution requesting that the Board prepare an annual report regarding our procedures and practices, above and beyond regulatory requirements, to minimize any adverse environmental or community impacts of our hydraulic fracturing operations. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote AGAINST this proposal.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory vote to approve our executive compensation, a proposal to declassify our Board of Directors, a proposal to replenish the shares available for awards under the WPX Energy, Inc. 2013 Incentive Plan, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and one stockholder proposal. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management and representatives of Ernst & Young LLP will be available to respond to questions from stockholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dennis C. Cameron and Stephen E. Brilz to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2015 Annual Meeting of Stockholders. The proxies also may be voted at any adjournments or postponements of the meeting.

3.	What is a proxy statement?

It is a document we give you when we are soliciting your vote pursuant to SEC regulations.

4.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the Notice or the proxy materials were sent directly to you by Computershare.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting or if your shares are represented by proxy. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Stockholders may access the proxy materials, which include the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report for the year ended December 31, 2014 on the Internet at www.edocumentview.com/WPX. We will also provide a hard copy of any of these documents free of charge upon request as set forth in the Notice of Internet Availability of Proxy Materials or to: WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Stockholders of Record. If you vote on the Internet at www.envisionreports.com/WPX, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.envisionreports.com/WPX and following the enrollment instructions.

Street Name Holders. If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

All stockholders as of the Record Date may attend. Please bring to the meeting:

Proof of Ownership, such as a copy of your Notice or proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

Proof of Identification, such as a valid driver’s license or passport.

If you hold your shares in street name, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in Question 8.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the meeting.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form; and

•	in book-entry form.

If you hold shares in our Employee Stock Purchase Plan, you will receive a separate Notice or proxy card applicable to those shares.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

10.	What different methods can I use to vote?

By Written Proxy. All stockholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record can vote by telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in Question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

11.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 30, 2015. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On March 30, 2015, there were 204,696,639 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the General Corporation Law of the State of Delaware. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.	If I submit a proxy, may I later revoke it and/or change my vote?

Stockholders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 20, 2015 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a stockholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Corporate Secretary of the Company in writing before the Annual Meeting.

13.	Are votes confidential? Who counts the votes?

We hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of the election to certify the results of the vote.

We have retained Computershare to tabulate the votes and act as independent inspector of the election.

14.	What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, stockholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected at the Annual Meeting upon receipt of more votes cast “for” than “against” his or her election; abstentions will not count as votes cast with respect to a director’s election. Our Corporate Governance Guidelines requires all directors to tender, promptly after their election, irrevocable resignations from the Board of Directors that will be effective if the director does not receive a greater number of votes “for” than “against” his or her election in an uncontested election. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign and publicly disclose its decision within 90 days from the date of the certification of the election results. The text of this policy appears in our Corporate Governance Guidelines, which are available on our website at www.wpxenergy.com.

The Board of Directors recommends a vote FOR each of the nominees.

15.	What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals stockholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

16.	What is the Board’s recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

•	The Board of Directors recommends a vote FOR each of the director nominees.

•	The Board of Directors recommends a vote FOR advisory approval of the Company’s executive compensation.

•	The Board of Directors recommends a vote FOR the proposal regarding declassification of the Board.

•	The Board of Directors recommends a vote FOR the proposal to replenish the shares available for awards under the WPX Energy, Inc. 2013 Incentive Plan.

•	The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	The Board of Directors recommends a vote AGAINST the stockholder proposal recommending the preparation of annual reports regarding hydraulic fracturing operations.

17.	What vote is needed to approve each proposal?

Please see Question 14 regarding the vote that is needed for the election of directors.

The affirmative vote of the holders of at least 75 percent of the outstanding shares entitled to vote at the Annual Meeting is required to approve the proposal to declassify the Board of Directors. Each of the remaining proposals must be approved by the holders of a majority of the shares present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. For the advisory vote to approve our executive compensation, the Board of Directors will consider the result of that advisory vote when considering future executive compensation decisions.

18.	What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the advisory approval of our executive compensation;

•	FOR the proposal to declassify our Board of Directors;

•	FOR the proposal to replenish the shares available for awards under the WPX Energy, Inc. 2013 Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

•	AGAINST the stockholder proposal recommending the preparation of annual reports regarding hydraulic fracturing operations.

19.	Are my shares voted if I do not provide a proxy?

If you are a stockholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. The election of directors and the votes on the other matters described in this proxy statement are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

20.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors, as only “for” and “against” votes are counted. Abstentions have the effect of an “AGAINST” vote on each of the other matters described in this proxy statement. Broker non-votes have the effect of an “AGAINST” vote with respect to the proposal to declassify our Board of Directors, and will be treated as not present and not entitled to vote with respect to the remaining matters described in this proxy statement.

21.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Stockholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason.

22.	What are the deadlines for submitting stockholder proposals for the 2016 Annual Meeting?

Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. To be considered for inclusion in our proxy statement for our 2016 Annual Meeting, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received not later than December 8, 2015 and be submitted in accordance with the SEC’s Rule 14a-8. Stockholder proposals received after the close of business on December 16, 2015 would be untimely. These stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2016 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2016 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy statement for our 2016 Annual Meeting, but is instead sought to be presented at the 2016 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, these stockholder proposals must be received no earlier than January 22, 2016, and no later than the close of business on February 21, 2016. These stockholder proposals must be in writing and received within the “advance notice” deadlines described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. These stockholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws about the stockholder proposing the business and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed business or the voting of the Company’s common stock. If we do not receive a stockholder proposal and the required information regarding the stockholder and any associated person by the “advance notice” deadlines described above, the proposal may be excluded from the proxy statement and from consideration at the 2016 Annual Meeting. The “advance notice” requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such stockholder business.

23.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

24.	Where can I find more information about my voting rights as a stockholder?

The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Governance Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance,” provides that the Nominating and Governance Committee must develop and recommend to the Board qualifications for assessing director candidates and identify and recommend to the Board individuals for nomination as Board members.

Our Corporate Governance Guidelines set forth criteria for independent director nominees. The Nominating and Governance Committee evaluates potential Board nominees against these criteria in determining whether to recommend any potential nominee for consideration for election as a member of the Board. These criteria include the following:

•	An understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government, and should be willing to maintain a committed relationship with the Company as a director.

•	A genuine interest in representing all of the stockholders and the interest of the Company overall.

•	A willingness and ability to spend the necessary time to function effectively as a director.

•	An open-minded approach to matters and the resolve to independently analyze matters presented for consideration.

•	A reputation for honesty and integrity beyond question.

•	Independence as defined by the NYSE, and qualifications otherwise required in accordance with applicable law or regulation.

The Nominating and Governance Committee routinely evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity and age. This assessment enables the Board to update, if necessary, the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

Process for Identifying and Evaluating Nominees

In considering potential candidates to the Board who are not incumbent directors, the Nominating and Governance Committee, with input from the full Board of Directors, assesses the potential candidate’s qualifications, taking into account the criteria listed above, and how these qualifications fit with the desired composition of the Board of Directors as a whole.

In the case of incumbent directors, in addition to the criteria listed above, the Nominating and Governance Committee reviews the directors’ overall performance on the Board of Directors and other relevant factors.

Stockholder Recommendations for Nominees

The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominees’ qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee periodically considers recommendations for director candidates.

If you wish to submit a director nomination at a future annual meeting, you must supply timely written notice to the Corporate Secretary. For the 2016 Annual Meeting, this notice must be received at our principal executive offices, directed to the Corporate Secretary, no earlier than January 22, 2016, and no later than February 20, 2016. The notice must include the information set forth in the Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, business experience during the past five years and any other directorships of public companies currently held or held during the last five years, (ii) the number of shares of the Company’s common stock which are beneficially owned, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Bylaws about the stockholder making the nomination and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to be named in the proxy statement as a nominee and to serve as a director of the Company if elected. If we do not receive a notice and the required information regarding the nominee, the stockholder and any associated person by the deadline described above, the proposed nominee may be excluded from consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will only evaluate stockholder-recommended candidates if those recommendations meet the requirements described in this proxy statement and our Bylaws.

2015 Director Nominees

Our Board of Directors currently consists of 11 directors and is divided into three classes serving staggered three-year terms, with one class being elected at our annual stockholders meeting each year. Ms. Lubel and Messrs. Granberry, Kindick and Work are Class III directors, whose terms expire at the Annual Meeting and are standing for re-election. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated each of the Class III directors for a one-year term expiring at the 2016 Annual Meeting of Stockholders, based on the assumption that stockholders will approve the proposal to declassify the Board as described in Proposal 3 of this proxy statement. If the proposal to declassify the Board is not approved by the requisite vote of stockholders, then the directors elected at the Annual Meeting will be elected for a three-year term ending at the 2018 Annual Meeting of Stockholders. In all cases, the directors elected at the Annual Meeting will be elected to serve through the end of their respective terms and until their successors have been elected and qualified. Messrs. Carrig, Kurz, Lentz and Lowrie are Class I directors, whose terms expire in 2016. Messrs. Herdman, Lorch and Muncrief are Class II directors, whose terms expire in 2017.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The following presents a brief biographical description of each director and director nominee, as well as a discussion of the specific experience, qualification and skills of each director that helped lead the Board to conclude that each respective director should continue to serve as a member of the Board.

Nominees

Name	Age	Director Class	Director Since
William R. Granberry	72	Class III	2011
Kelt Kindick	60	Class III	2013
Kimberly S. Lubel	50	Class III	2011
David F. Work	69	Class III	2011

William R. Granberry. Mr. Granberry has been a director since December 2011. Mr. Granberry served as a director of The Williams Companies, Inc. (“Williams”) from 2005 until December 2011, and served as a member of Williams’ Compensation Committee and its Finance Committee. Mr. Granberry was a member of Compass Operating Company LLC (a small, private oil and gas exploration, development, and producing company) from October 2004 through December 2013. From 1999 to 2004, as an independent consultant, he managed investments and consulted with oil and gas companies. From 1996 to 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. (a public oil and gas company with exploration, development, acquisition, and production activities throughout the central United States). He has worked in the oil and gas industry in various capacities for 49 years, including as a manager of engineering at Amoco (a global energy company) and in executive positions for smaller independent energy companies. Mr. Granberry has served on committees and boards of industry organizations, including the Society of Petroleum Engineers, the American Petroleum Institute, and the Independent Producers Association of America. Mr. Granberry is a director of Legacy Reserves GP, LLC (an independent acquirer and developer of oil and natural gas properties) and a trustee of Manor Park, Inc.

We believe Mr. Granberry is well qualified to serve as a member of our Board. Mr. Granberry has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Granberry also has extensive public policy experience from serving on committees and boards of industry organizations. Further, we believe Mr. Granberry’s experience as a director of Williams is advantageous to us.

Kelt Kindick. Mr. Kindick has been a director since January 2013. Mr. Kindick served as chief financial officer and partner at Bain & Company, Inc., a management consulting firm, from January 2009 until his retirement on December 31, 2012. He has been serving as Advisory Partner for Bain & Company since January 1, 2013. He joined Bain & Company, Inc. in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as chief financial officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is the lead director of The Advisory Board Company. He received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School.

We believe that Mr. Kindick is well qualified to serve as a member of our Board. His long service at a leading management consulting firm, where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience, will be advantageous to us.

Kimberly S. Lubel. Ms. Lubel (formerly Ms. Bowers) has been a director since December 2011. She has been Chairman of the Board, President and Chief Executive Officer of CST Brands, Inc. (a retailer of transportation fuels and convenience goods) since its spin-off from Valero Energy Corporation (a large independent refiner of transportation fuels and related products) in May 2013. Ms. Lubel also has been the Chairman of the Board of the general partner of CrossAmerica Partners L.P. (NYSE: CAPL) since October 2014, when CST Brands acquired the general partner. Effective January 1, 2013, Ms. Lubel became responsible for Valero’s retail organization in the United States and Canada as Executive Vice President and President Retail. Ms. Lubel previously served from October 2008 to December 31, 2012, as Executive Vice President and General

Counsel for Valero with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability, and project execution departments. She joined Valero in 1997 as Corporate Counsel. From April 2006 to October 2008, she served as Senior Vice President & General Counsel. She served as lead attorney for most of Valero’s major acquisitions during her tenure with Valero.

We believe that Ms. Lubel is well qualified to serve as a member of our Board. Her chief executive officer experience is critical to her ability to identify, understand and address challenges and opportunities that we face. As a result of her executive experience, Ms. Lubel also has an understanding of compensation and corporate governance issues that we face. Her experience as lead attorney for complex transactions well positions her to advise on any transactions that we may consider. Her familiarity with legal and regulatory issues, including expertise on complex health, safety, and environmental matters, also positions her well to advise on such issues.

David F. Work. Mr. Work has served as a director since December, 2011. In 2000, Mr. Work retired as Regional President from BP Amoco Corporation (a global energy company) where he served in various capacities since 1987. As Regional President, Mr. Work was the senior BP Amoco representative in the Gulf Coast, Southwest and Rocky Mountain states, and his responsibilities included coordinating the vice presidents of BP Amoco’s seven exploration and production business units, as well as the leaders of the gas, power, oil and chemical businesses located in the area. Prior to serving as Regional President, Mr. Work served as a Group Vice President in BP Amoco’s Exploration and Production stream and was a member of its Executive Committee. Prior to the merger between BP and Amoco, Mr. Work had positions of increasing responsibility at Amoco Corporation, including Senior Vice President of Shared Services and Group Vice President of worldwide exploration for the exploration and production sector. Mr. Work served on the board of directors of CGGVeritas Service Holdings Inc. (formerly Veritas DGC Inc.) from 2004 until October 2012. Since 2009, he has served on the board of directors of Cody Resources Management LLC. Mr. Work was a management consultant for TerraTek, a Schlumberger company for two years. Mr. Work also volunteers as a member of the Land Trust Alliance Advisory Council and is a member of the board of trustees of the Wyoming chapter of The Nature Conservancy, the Teton Science School and the Teton Regional Land Trust. Mr. Work is involved in several professional organizations, including the American Geologic Institute and the American Association of Petroleum Geologists.

We believe Mr. Work is well qualified to serve as a member of our Board. Mr. Work has many years of experience in our industry, including operating and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Work’s extensive experience in identifying exploration and production opportunities is advantageous to us as an independent company.

Continuing Directors

Name	Age	Director Class	Director Since
John A. Carrig	63	Class I	2011
Robert K. Herdman	66	Class II	2011
Karl F. Kurz	53	Class I	2014
Henry E. Lentz	70	Class I	2011
George A. Lorch	73	Class II	2011
William G. Lowrie	71	Class I	2011
Richard E. Muncrief	56	Class II	2014

John A. Carrig. Mr. Carrig has been a director since December 2011. Mr. Carrig is the former President and Chief Operating Officer of ConocoPhillips (a large integrated oil company with operations in more than 30 countries). He joined Phillips Petroleum in London in 1978 as a tax attorney. In 1981, he transferred to Bartlesville, Oklahoma, and was associated with the corporate tax staff until 1993 when he joined the treasury group as finance manager. He was then named Assistant Treasurer of Finance, and in 1995 he accepted the position of Treasurer. He was Vice President and Treasurer from 1996 to 2000 when he was named Senior Vice President and Treasurer. He was elected Senior Vice President and Chief Financial Officer for Phillips in 2001, a position he held until the ConocoPhillips merger occurred in 2002, at which time he became Executive Vice President, Finance, and Chief Financial Officer of ConocoPhillips. In 2008, he was appointed President and Chief Operating Officer of ConocoPhillips and became responsible for global operations, including exploration and production, refining and transportation, project development and procurement, and health, safety and environmental matters. Mr. Carrig served as President of ConocoPhillips until his retirement in March 2011. Mr. Carrig also serves as a director of Forum Energy Technologies, Inc. (manufacturer of oil and gas field machinery and equipment), TRC Companies, Inc. (engineering, consulting and construction management services to the energy, environmental and infrastructure markets) and Skanska AB (a global project development and construction company).

We believe Mr. Carrig is well qualified to serve as a member of our Board. Mr. Carrig has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face.

Robert K. Herdman. Mr. Herdman has been a director since December 2011. Since 2004, Mr. Herdman has been a Managing Director of Kalorama Partners LLC (a Washington, D.C. consulting firm specializing in providing advice regarding corporate governance, risk assessment, crisis management and related matters). Prior to joining Kalorama, Mr. Herdman was the Chief Accountant of the SEC from October 2001 to November 2002. Prior to joining the SEC, he was Ernst & Young’s Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (“AABS”) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. Mr. Herdman was also the senior Ernst & Young partner responsible for the firm’s relationship with the SEC, Financial Accounting Standards Board and American Institute of Certified Public Accountants (“AICPA”). Mr. Herdman served on the AICPA’s SEC Practice Section Executive Committee from 1995 to 2001 and as a member of the AICPA’s Board of Directors from 2000 to 2001. Mr. Herdman is currently on the board of directors of Cummins Inc. and is chair of its audit committee. He is also currently on the board of directors of HSBC Finance Corporation (formerly Household International, Inc.), HSBC North America Holdings, Inc. and HSBC US, Inc. and is a member of the audit committee of HSBC North America Holdings, Inc.

We believe Mr. Herdman is well qualified to serve as a member of our Board. Mr. Herdman has significant experience in finance and accounting, including expertise as the chair of the audit committees for public companies, and we believe these experiences are important to his ability to understand and address challenges and opportunities that we face. Mr. Herdman’s SEC and public accounting experience provided him with insight into the business operations and financial performance of a significant number of public companies, which is advantageous to us as a public company.

Karl F. Kurz. Mr. Kurz has been a director since January 2014. From September 2009 until his retirement in September 2012, Mr. Kurz served as a managing director, co-head of the energy group and a member of the investment committee at CCMP Capital Advisors LLC, a leading global private equity firm with a focus on energy investments, among other areas. Prior to joining CCMP, Mr. Kurz spent nine years with Anadarko Petroleum Corporation, most recently serving as chief operating officer responsible for overseeing the company’s global exploration and production, marketing, midstream, land, technology and service businesses. Prior to joining Anadarko, Mr. Kurz was general manager of midstream and marketing for Vastar Resources, Inc., where he managed the company’s marketing of oil, natural gas liquids, gas and gas processing. Prior to joining Vastar in 1995, Mr. Kurz held management positions at ARCO Oil and Gas Company in several business units including reservoir engineering, production operations, crude oil marketing, hedging, and financial trading. Mr. Kurz holds a B.S, magna cum laude, in petroleum engineering from Texas A&M University and he is a graduate of Harvard Business School’s Advanced Management Program. Mr. Kurz also serves as a director of SemGroup Corporation (midstream services provider to independent oil and gas producers and refiners),

Chairman of Siluria Technologies, Inc. (a private energy technology company), and a director of American Water Works Company, Inc. (water and wastewater services company). Mr. Kurz served as a director of Western Gas Partners from May 2008 through March 2009 and Global Geophysical Services, Inc. (seismic data solutions for the oil and gas industry) from December 2010 through December 2014.

We believe Mr. Kurz is well qualified to serve as a member of our Board. Mr. Kurz has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Kurz also has extensive public policy experience from serving on committees and boards of industry organizations.

Henry E. Lentz. Mr. Lentz has been a director since December 2011. In May 2011, Mr. Lentz retired from Lazard Frères & Co (an investment banking firm), where he had served as a Managing Director since June 2009. He was a Managing Director of Barclays Capital (an investment banking firm and successor to Lehman Brothers Inc.) from September 2008 to June 2009. From January 2004 to September 2008 he was employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc. (an investment banking firm). In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. Mr. Lentz served as a director of Rowan Companies, Inc. from 1990 until 2014, and served as the non-executive Chairman beginning in 2009. He is currently on the board of directors of Peabody Energy Corporation, Macquarie Infrastructure Company LLC and CARBO Ceramics, Inc.

We believe Mr. Lentz is well qualified to serve as a member of our Board. Mr. Lentz has significant experience in investment banking and financial matters, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lentz also has corporate governance experience as a result of serving on other public company boards of directors, which is advantageous to us as a public company.

George A. Lorch. Mr. Lorch has been a director since December 2011. Mr. Lorch served as a director of Williams from 2001 until December 2011, and served as a member of Williams’ Compensation Committee and its Nominating and Governance Committee. Mr. Lorch was Chairman Emeritus of Armstrong Holdings, Inc., the holding company for Armstrong World Industries, Inc. (a manufacturer and marketer of floors, ceilings, and cabinets). He was the Chief Executive Officer and President of Armstrong World Industries, Inc. from 1993 to 1994 and Chairman of the Board and Chief Executive Officer from 1994 to 2000. From May 2000 to August 2000, he was Chairman of the Board and Chief Executive Officer of Armstrong Holdings, Inc. Mr. Lorch has 37 years of sales and marketing experience at Armstrong, including 17 years of experience as a head of operations, with responsibility for profit and loss statements, balance sheets, and stockholder relations. During his 21 years as a director in varied industries, Mr. Lorch has participated in CEO searches, succession planning, strategy development, takeover defense and offense, and director recruitment, and he has served on dozens of board committees. Mr. Lorch has also completed an executive management course at the Kellogg School of Management at Northwestern University. Mr. Lorch is the Lead Independent Director of the Board of Pfizer, Inc. (a research-based pharmaceutical company), the Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee of the board of Autoliv, Inc. (a developer, manufacturer, and supplier of automotive safety systems), and a director, a member of the Compensation Committee, and Chairman of the Corporate Governance and Nominating Committee of the board of Masonite (a publicly held door manufacturer). Mr. Lorch has served as an advisor to the Carlyle Group (a private equity firm).

We believe that Mr. Lorch is well qualified to serve as a member of our Board. Mr. Lorch’s executive experience provides valuable financial and management experience, including expertise leading a large organization with multi-national operations, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lorch also has knowledge and understanding of the strategy, recruitment, compensation and corporate governance issues that we face from his extensive experience as a director. Further, we believe Mr. Lorch’s experience as a director of Williams is advantageous to us.

William G. Lowrie. Mr. Lowrie was elected as Chairman of our Board of Directors in December 2011. Mr. Lowrie served as a director of Williams Inc. from 2003 until December 2011, and served as a member of Williams’ Audit Committee and its Nominating and Governance Committee. In 1999, Mr. Lowrie retired as Deputy Chief Executive Officer and director of BP Amoco PLC (a global energy company), where he spent his entire 33-year career. At Amoco, Mr. Lowrie held various positions of increasing responsibility, developing expertise in drilling, reservoir engineering, financial analysis of projects, and other skills related to the oil and natural gas exploration, production, and processing businesses. At various times in his Amoco tenure, Mr. Lowrie managed natural gas and natural gas liquids pipeline operations, hedging and other hydrocarbon price risk mitigation functions, international contract negotiations, petroleum product refining and marketing operations, environmental health and safety program design, and the development and execution of a process for managing capital investment projects. Mr. Lowrie also worked closely with all financial functions, internal and external auditors, and industry organizations such as the American Petroleum Institute. From 1995 to 1999, Mr. Lowrie served on the board of Bank One Corporation (now JP Morgan Chase), including on that board’s audit committee. He has attended the Executive Program at the University of Virginia. Mr. Lowrie is a director and chairman of The Ohio State University Foundation and a trustee of the South Carolina chapter of The Nature Conservancy.

We believe that Mr. Lowrie is well qualified to serve as a member of our Board. Mr. Lowrie has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lowrie also has extensive risk-management experience from his time at BP Amoco and from his service on Williams’ Audit Committee. Further, we believe Mr. Lowrie’s experience as a director of Williams is advantageous to us.

Richard E. Muncrief. Mr. Muncrief was appointed President and Chief Executive Officer of the Company on May 15, 2014. He had earlier served since June 2009 as Senior Vice President, Operations and Resource Development of Continental Resources, Inc. Prior to joining Continental, he was employed from August 2008 through May 2009 by Resource Production Company, where he served as Corporate Business Manager. From September 2007 to August 2008, he served as President, Chief Operating Officer and as a director of Quest Midstream Partners, LP. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. Mr. Muncrief holds a B.S. in petroleum engineering technology from Oklahoma State University. Mr. Muncrief served as a director of Apco Oil and Gas International Inc. (“Apco”), a majority-owned subsidiary of the Company until January 2015, from August 2014 until January 2015.

We believe Mr. Muncrief is well qualified to serve as a member of our Board. Mr. Muncrief has many years of experience in the upstream and midstream energy business, and we believe this experience will be critical to his ability to identify, understand and address the challenges and opportunities that we face. As our President and Chief Executive Officer with intimate knowledge of our business and operations, Mr. Muncrief brings a valuable perspective to the Board. Further, we believe that Mr. Muncrief’s experience with managing the operations of a large, public company is advantageous to us.

CORPORATE GOVERNANCE

Overview

WPX is committed to high standards of corporate governance and ethical business conduct. Important documents that are reflective of this commitment include our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the committees of our Board of Directors, and our Code of Business Conduct. You can access these documents at www.wpxenergy.com under “Investors” and “Corporate Governance” to learn more about our corporate governance practices.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure

•	Majority Vote Standard. Our Bylaws and Corporate Governance Guidelines provide that each director must be elected by a majority vote in an uncontested election. Our Corporate Governance Guidelines also provide that a director nominee must submit an irrevocable resignation effective upon the failure to receive more votes cast “for” than “against” his or her election or re-election and Board acceptance of such resignation.

•	Independent Board Leadership. We have a non-executive independent Chairman of the Board. If the Chairman of the Board is not independent, then the independent directors shall determine if a Lead Independent Director shall be designated.

Board and Board Committees Composition and Performance

•	Limitation on Public Company Directorships. A director may not serve on more than five public company boards of directors (including the Company’s).

•	Resignation Upon Change in Status. Each of our directors is required to offer his or her resignation upon a material change in his or her status, including a change in his or her principal business associations.

•	Executive Sessions. Our Board of Directors and each Board committee regularly conduct executive sessions of non-management directors. Our Chairman of the Board presides over each executive session of non-management directors. Committee Chairs preside over executive sessions of their respective committees.

•	Independent Advisors. Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Annual Performance Reviews. Our Board of Directors and Board committees conduct performance reviews annually.

•	New Director Orientations. New directors are required to complete an orientation program upon joining the Board, and all directors are given the opportunity and are encouraged to participate in continuing education programs.

Guidelines and Board Policies

•	Stock Ownership Guidelines. We maintain stock ownership and retention guidelines for directors and executive officers. See “Compensation Discussion and Analysis — Other Compensation Practices — Stock Ownership Guidelines,” and “Director Compensation.”

•	Approval Procedures for Related-Person Transactions. We have a related-person transactions approval policy regarding the review, approval and ratification of related-person transactions involving a member of the Board, one of our executive officers, or any immediate family member or affiliate of such individuals. The Audit Committee and in some cases the full Board of Directors oversees this process. See “Certain Relationships and Transactions.”

•	Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy” below.

•	Communications Policy. We have a communication policy that outlines how stockholders and other interested parties may communicate with the Board of Directors. See “Board Committees — Communications with the Board of Directors.”

•	Independent Compensation Consultant. Our Compensation Committee has the sole authority to retain or terminate its compensation consultant and annually reviews its compensation consultant’s independence.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

•	Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors and employees. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Independent Auditors

•	Ratification of Auditor. Our stockholders annually ratify the selection of our independent registered public accounting firm.

•	Limited Non-Audit Fees. The 2014 non-audit and non-audit-related fees paid to our independent registered public accounting firm were less than five percent of total fees paid to that firm by the Company in 2014.

Corporate Governance Guidelines

Our Certificate of Incorporation and Bylaws, together with Delaware law and NYSE and SEC rules, govern the Company. Our Corporate Governance Guidelines set forth many of the practices, policies and procedures that provide the foundation of our commitment to strong corporate governance. The policies and practices covered in our Corporate Governance Guidelines include operation of the Board of Directors, Board structure, director independence and Board committees. Our Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee and are revised as necessary.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to all employees. Our Code of Business Conduct is publicly available on our website at www.wpxenergy.com. Any waiver of our Code of Business Conduct with respect to the Chief Executive Officer, Chief Financial Officer or Controller, or persons performing similar functions, may be authorized only by our Audit Committee. In the event that we make any changes to, or provide any waivers from, the provisions of our Code of Business Conduct, we intend to disclose such events on our website or in a report on Form 8-K within four business days of such event.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of our directors. Based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee, the Board has determined that each of our current directors, other than Mr. Muncrief, is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board’s determination of independence took into account the “bright line” standards of the NYSE and the standards for independence contained in our Corporate Governance Guidelines, as well as the absence of any material transactions or other relationships between the Company, on the one hand, and directors, their immediate family members and other associates, on the other. The Board reviewed transactions between the Company and other companies where a director may also serve as a non-employee director, or where a director or family member of the director serves as an executive officer, and concluded that no such transaction was contrary to a finding of independence. The Board also determined that Don J. Gunther, a former director of the Company who retired at our 2014 Annual Meeting, was independent.

Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. The Company’s current preferred governance structure is to have an independent director serve as Chairman of the Board. Mr. Lowrie serves as the non-executive Chairman. Were the Board to determine at a future date that it is in the best interests of the Company’s stockholders to combine the positions of Chairman of the Board and Chief Executive Officer, the independent directors would then determine if a Lead Independent Director will also be appointed. Whereas our Chief Executive Officer, working with the Board, provides day-to-day leadership of our Company, our independent Chairman of the Board leads the Board in the performance of its duties and serves as a liaison between the independent directors and management. In recognition of these distinct differences in duties, our Corporate Governance Guidelines outline specific responsibilities of the Chairman of the Board or a Lead Independent Director, including:

•	Presiding over all executive sessions of independent directors;

•	Overseeing the planning of the annual Board calendar and, in consultation with the Chief Executive Officer, scheduling and setting the agenda for Board meetings;

•	Overseeing the appropriate flow of information to the Board;

•	Assisting the Chairs of the various Board Committees in preparing agendas for the respective Committee meetings;

•	Chairing the Company’s annual meeting of stockholders;

•	Performing other functions described elsewhere in our Corporate Governance Guidelines or as may otherwise be requested by the Board from time to time; and

•	Being available for consultation and communication with stockholders, as appropriate.

Risk Oversight

Enterprise-Wide Risk Oversight. Our Board oversees management’s enterprise-wide risk management activities, either directly or with the assistance of its committees. Risk management activities include assessing and taking actions necessary to manage risk attendant on the long-term strategic direction and operation of our business. Discussions with the Board regarding the Company’s capital and operating plan, business results, and competitive environment ordinarily include a discussion of the risks associated with the particular item under discussion. The Board’s committees assist in the risk oversight function as follows:

•	The Audit Committee oversees our financial controls and compliance activities, and regularly evaluates such matters as our financial reporting and disclosure, our relationships with vendors, and our capital investment and project execution. The enterprise risk management function, which reports to our Chief Financial Officer, assists the Company in identifying and assessing the Company’s material risks. The Company’s Chief Internal Auditor, who always has direct access to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. In connection with its oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Chief Internal Auditor and General Counsel.

•	The Compensation Committee oversees risk associated with our human capital and our compensation practices and plans.

•	The Nominating and Governance Committee oversees Board processes and corporate governance-related risk, including risks related to environmental health and safety, reputation and branding, and legislative and regulatory matters.

Enterprise-Wide Incentive Compensation Risk Assessment. Under the oversight of our Compensation Committee, we conducted a risk assessment of the Company’s Human Capital with a focus on enterprise-wide compensation programs. The risk assessment reviewed both incentive compensation plans and individual incentive awards paid in 2014 for the presence of potential design elements that could incent employees to incur excessive risk. The assessment also took into account the presence of other design features that serve to mitigate excessive risk taking, such as the Company’s recoupment policy, stock ownership guidelines, and balanced performance metrics.

After considering the results of the risk assessment, management concluded that the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at a meeting in February 2015. Please see “Compensation Discussion and Analysis — Other Compensation Practices — Consideration of Risk in Setting Executive Compensation” for a discussion of design elements intended to mitigate excessive risk-taking by our executive officers.

Executive Officers

The following presents a brief biographical description of each of our executive officers (other than Mr. Muncrief, whose biographical information appears above under “2015 Director Nominees — Continuing Directors”).

Executive Officer	Biographical Information
Dennis C. Cameron Age 52 Senior Vice President and General Counsel	Mr. Cameron was named Senior Vice President and General Counsel of the Company effective December 31, 2013. Prior to that time, Mr. Cameron had served as Vice President and Deputy General Counsel of the Company since July 18, 2013 and Assistant General Counsel from January 3, 2012 to July 18, 2013. Mr. Cameron has over 20 years of legal experience. He was a shareholder of GableGotwals, a full-service law firm, from 1987 until 2011, and from 2008 until 2011 he also served as a member of the Board of Directors of the firm. Mr. Cameron’s practice at GableGotwals consisted primarily of complex litigation involving energy interests, including the defense of class actions, and included commercial litigation with an emphasis on

Executive Officer	Biographical Information

oil and gas issues, products liability and environmental law. Mr. Cameron served as national counsel to a major oil and gas company on royalty, severance taxes and qui tam matters and regional counsel to two other oil and gas companies on similar matters. Mr. Cameron also represented three major oil and gas companies on Federal and Indian oil & gas matters related to production throughout the United States and offshore. Mr. Cameron was selected as National Products liability counsel to an international tool manufacturer. Mr. Cameron received a Bachelor of Science in Mechanical Engineering from the University of Oklahoma and Juris Doctor from the University of Oklahoma College of Law.

Michael R. Fiser Age 50 Senior Vice President of Marketing	Mr. Fiser was named Senior Vice President of Marketing effective December 2011. From May 2008 until December 2011, Mr. Fiser served as Vice President and Director of Williams Gas Marketing, Inc., with responsibilities including the sales, marketing, transportation management, operations, storage management, trading and hedging of Williams natural gas portfolio. He served as Director for Williams Energy Marketing and Trading and Williams Power from September 1998 to 2008 and was responsible for commercial trading strategies, hedging and logistics. Prior to joining Williams Energy Marketing or Williams Power, Mr. Fiser worked at Koch Industries, Inc. in various marketing and trading roles from June 1987 to September 1998.

Clay M. Gaspar Age 43 Senior Vice President of Operations and Resource Development	Mr. Gaspar was named Senior Vice President of Operations and Resource Development effective October 27, 2014. From July 2012 until October 2014, Mr. Gaspar served as Vice President – Mid-Continent for Newfield Exploration Company. Prior to joining Newfield, Mr. Gaspar spent 16 years with Anadarko Petroleum Corporation where he served as General Manager of Investor Relations from 2011-2012, General Manager, Business Advisor from 2009-2011 and General Manager, East Texas from 2007-2009. From 1996-2007, Mr. Gaspar served in various engineering and management positions at Anadarko. Mr. Gaspar started his career with Mewbourne Oil Company as a production and drilling engineer where he worked part-time as a student from 1991-1995 and then full-time from 1995-1996. He is a member of the Society of Petroleum Engineers and holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and a Master of Science degree in Petroleum and Geosciences Engineering from the University of Texas at Austin and is a Registered Professional Engineer in the state of Texas.

Bryan K. Guderian Age 55 Senior Vice President of Business Development	Mr. Guderian was named Senior Vice President of Business Development effective October 27, 2014. Prior to that time, Mr. Guderian had served as Senior Vice president of Operations since December 2011. From 1998 until December 2011, Mr. Guderian served as Vice President of the Exploration & Production unit of Williams Inc. with responsibility for operational and commercial management of domestic exploration and production assets in the Marcellus Shale, the San Juan Basin and other basins. Mr. Guderian also had responsibility for overseeing Williams’ international operations and served as a director of Apco and Apco Properties Ltd.

Executive Officer	Biographical Information

(a wholly-owned subsidiary of Apco) from 2002 and a director of Petrolera Entre Lomas S.A. from 2003 until January 2015. Mr. Guderian also served as CEO of Apco from December 31, 2013 until January 2015. Mr. Guderian joined Williams in 1991 as a gas marketing representative. He serves as a director of NGL Energy Partners, LP.

Marcia M. MacLeod Age 62 Senior Vice President of Human Resources and Administration	Ms. MacLeod was named Senior Vice President of Human Resources and Administration effective December 2011. Ms. MacLeod served as Vice President and Chief Information Officer of Williams from July 2008 to December 31, 2011. Since joining Williams in 2000, Ms. MacLeod served as Vice President of Compensation, Benefits and Human Resources Information Services from October 2000 to May 2004 as well as Vice President of Enterprise Business Services from May 2004 to July 2008. Prior to joining Williams, Ms. MacLeod served as Managing Director of Global Compensation and Benefits for Electronic Data Systems. She has held management roles at JC Penney Company and HEB Grocery Company, and has practiced tax and employee benefits law with a firm in Dallas. Ms. MacLeod is also a member of Mott Production LLC, a privately held company holding various oil and gas interests.

J. Kevin Vann Age 43 Senior Vice President and Chief Financial Officer	Mr. Vann was named Senior Vice President and Chief Financial Officer effective as of March 31, 2014. Mr. Vann had also served as Treasurer from September 11, 2014 to November 13, 2014. Prior to his appointment as Senior Vice President and Chief Financial Officer, Mr. Vann had served as Vice President, Chief Accounting Officer and Controller since December 2011. From June 2007 until December 2011, Mr. Vann had served as Controller for the exploration and production business unit of Williams. He was Controller for Williams Power Company from 2006 to 2007 and Director of Enterprise Risk Management for Williams from 2002 to 2006. In his Controller positions, he was responsible for the development and implementation of internal controls to ensure effective financial and business systems, accurate financial statements and the timely provision of appropriate information and analysis to assist in the strategic management of the company. As Director of Enterprise Risk Management for Williams, he was responsible for the aggregation and measurement of commodity and credit risk. Mr. Vann also served as a director Apco Oil and Gas International Inc. from March 2014 until January 2015.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Stockholders. During the year ended December 31, 2014, the Board of Directors held 13 meetings. All directors who were members of the Board of Directors in 2014 attended at least 75% of the meetings of the Board and any Board committees of which they were members. Each of our directors attended our 2014 Annual Meeting of Stockholders.

Board Committees

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates pursuant to a written charter, each of which is available on our website at www.wpxenergy.com, and evaluates its charter and conducts a committee performance evaluation annually.

The directors serve on the committees as set forth below.

Audit	Compensation	Nominating and Governance
Robert K. Herdman, Chair	William R. Granberry, Chair	George A. Lorch, Chair
John A. Carrig	Henry E. Lentz	Kimberly S. Lubel
Kelt Kindick	David F. Work	Karl F. Kurz

Audit Committee

The Audit Committee consists of Messrs. Herdman (Chair), Carrig, and Kindick, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and is financially literate. The Board of Directors has determined that each of Messrs. Carrig, Herdman and Kindick has accounting or related financial management expertise and is qualified as an “audit committee financial expert” as defined by the rules and regulations of the SEC. You should understand that these designations are disclosure requirements of the SEC and the NYSE relating to the members’ experience and understanding of accounting and auditing matters. These designations do not affect the obligations or liability of Board or Audit Committee members generally. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, public disclosure and compliance activities and for the selection and retention of the independent registered public accounting firm. The Audit Committee held 12 meetings in 2014.

Compensation Committee

The Compensation Committee consists of Messrs. Granberry (Chair), Lentz, and Work, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and meet the definition of an outside director under the Internal Revenue Code of 1986. The Compensation Committee is responsible for overseeing the design and implementation of strategic executive compensation programs that promote the attraction, retention and appropriate reward of executive officers and are designed to motivate the Company’s executive officers toward the achievement of business objectives and to align the executive officers’ focus with the long-term interest of the stockholders. The Compensation Committee also makes recommendations to the Board regarding the compensation of our chief executive officer, and assists the Board in fulfilling its responsibility to oversee the establishment and administration of the Company’s compensation programs, including incentive compensation and equity-based plans, and related matters for employees subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee also monitors compliance by directors and the executive officers with the Company’s stock ownership guidelines. The Compensation Committee held ten meetings in 2014.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Lorch (Chair), Ms. Lubel and Mr. Kurz, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC. The Nominating and Governance Committee’s duties include indentifying and recommending qualified individuals to be proposed as nominees for election to the Board at the annual meeting of stockholders and developing, reviewing annually and recommending to the Board changes to our Corporate Governance

Guidelines. The Nominating and Governance Committee also reviews the size and composition of the Board and its committees and recommends any changes to the Board, establishing a process for and assessing director independence and overseeing the evaluation of the Board and its committees. The Nominating and Governance Committee held seven meetings in 2014.

Communications with the Board of Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, the non-executive Chairman of our Board, or the independent directors as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations page of our website at www.wpxenergy.com.

The current contact information is as follows:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Chairman of the Board

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Corporate Secretary

We will forward communications to the relevant director(s) unless the communications are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, spam, surveys and routine product or business inquiries.

EXECUTIVE COMPENSATION

Executive Summary

Our Compensation Committee strives to design an executive compensation program that will attract, motivate, and retain highly effective executive officers, reward superior performance, and provide incentives to drive results that increase shareholder value. Our compensation program includes a mix of base salary, an annual cash incentive, performance-based restricted stock units, equity awards, and benefits and limited perquisites to achieve this result. The majority of our executive pay is variable, subject to increase when we exceed performance targets or our stock price appreciates and reduction when we do not achieve performance targets or our stock price depreciates. The variable pay is tied to performance metrics that encompass both short- and long-term goals and encourage profitable growth while discouraging excessive risk-taking.

The fiscal year ended December 31, 2014, was one of transition for our Company and our leadership. We began the year with an interim CEO and an active search for a new CEO. In May, we hired our current CEO, Richard E. Muncrief, who joined us from outside the Company with nearly 35 years of experience in the upstream and midstream energy business. Our Senior Vice President and CFO resigned in March, and in July we promoted J. Kevin Vann, then Vice President Controller and Chief Accounting Officer who was also serving as CFO on an interim basis, to the role of Senior Vice President and CFO. In October, we consolidated our executive officer team to our Tulsa headquarters, and Steven G. Natali, our Senior Vice President of Exploration, who had been based in Denver, retired from the Company as a result. Also, in October, we hired Clay M. Gaspar to be our Senior Vice President Operations and Resource Development, and Bryan K. Guderian transitioned to the role of Senior Vice President of Business Development. Our named executive officers (“NEOs”) for 2014 are:

Name	Title
Richard E. Muncrief	Chief Executive Officer (as of May 15)

J. Kevin Vann	Senior Vice President and Chief Financial Officer (interim from April 1 through July 28 and full-time as of July 29)

Clay M. Gaspar	Senior Vice President Operations and Resource Development (as of October 27)

Bryan K. Guderian	Senior Vice President of Business Development (as of October 27; previously served as Senior Vice President Operations)

Dennis C. Cameron	Senior Vice President and General Counsel (as of January 1)

Former Officers	Title
James J. Bender	Interim Chief Executive Officer (through May 14)

Rodney J. Sailor	Senior Vice President, Chief Financial Officer and Treasurer (through March 31)

Steven G. Natali	Senior Vice President of Exploration (through October 31)

Strategy

We are an independent natural gas and oil exploration and production company specializing in non-conventional resources such as tight-sands and shale formations. Our business strategy is to increase shareholder value by increasing profitable production over time of oil, natural gas, and natural gas liquids, expanding our margins, and finding and developing reserves. In October, Mr. Muncrief articulated our long-term strategy, which we call our 20/20 vision. As part of this strategy, we plan to do the following by the year 2020:

•	Increase margins by 300%

•	Increase oil production by 500%

•	Increase market capitalization by 300%

We are focused on increasing our margins, shareholder returns, and our inventory and building scale in the Piceance, the Williston, and the San Juan basins. As a result, we have worked toward divesting our international assets as well as our assets in the Powder River Basin and Appalachian Basin. By channeling our resources to areas with higher returns in the western part of the United States, we plan to realize efficiencies and tap into advantaged pricing for our natural gas because of the access we have to premium western markets. We also plan to reduce our drilling and completion times, build upon our technical excellence, improve our operational performance, and increase our margins.

2014 Performance

The precipitous drop in oil prices during the fourth quarter of 2014 affected the stock value of many energy companies, including our own. Despite the impact of these outside forces, we have a long-term strategy in place and balanced portfolio that includes both oil and natural gas so we can effectively navigate through the challenges current commodity prices create. We previously adapted to lower natural gas prices and have a long-term perspective with respect to falling oil prices and believe our strong assets and balance sheet, along with our active approach to addressing our cost structure, will position us to meet the challenges created by the commodity price environment.

Despite the challenges created by the commodity price environment, we maintained focus on executing our strategy and worked toward continuing to build operational excellence and maintaining financial strength. Highlights from the year include:

Transforming our asset base:

•	Raised $325 million by selling certain working interests on mature wells in the Piceance

•	Initiated the sale of our international interests for $294 million and closed that sale in January 2015

•	Initiated the sale of our northeast Pennsylvania Appalachian Basin assets for $300 million and closed that sale in January 2015

•	Added a partner to jointly develop the Trail Ridge properties in the Piceance Highlands

Focusing on the future while improving operational excellence:

•	Increased net cash provided by operating activities by 68% to $1.07 billion

•	Spudded five more Niobrara exploratory test wells in the Piceance

•	Experienced only two OSHA lost-time accidents over nearly three million employee hours worked

•	Reduced operating expenses by approximately $27 million over 2013

Increasing our drilling efficiencies:

•	Achieved a 99% drilling success rate

•	Deployed an average of 16 rigs during the year

•	Completed 479 new wells on a gross basis, including 102 Bakken and Gallup area of San Juan oil wells

•	Reduced Gallup drilling time by 40%

Expanding our focus on oil:

•	Increased overall daily oil production by 56%

•	Increased 4Q 2014 oil production by 6,500 barrels per day

•	Replaced oil production at a rate of 400%

•	Nearly doubled Gallup acreage position for oil development

The metrics we use for our annual cash incentive program are in place to drive the kinds of behaviors we need in order to succeed. Under the 2014 annual incentive plan, we highlighted both Operating Cost and General and Administrative (G&A) expenses in order to bring focus to our cost structure and create incentives for all employees to contain costs, work efficiently, and innovate to find new and efficient ways to work. In addition, the metric Drilling Finding and Development Cost measures capital spent finding and developing reserves to ensure we are making prudent decisions on when and where to spend our capital dollars. These cost metrics are balanced with metrics to encourage operational performance, and earnings (as measured by targeted Production Volume and earnings as measured by Adjusted EBITDAX, respectively).

The 2014 AIP attainment percentage the Committee approved for our performance against our annual goals was 120%. We met our target for Production Volume and exceeded the targets we set for Operating Cost, adjusted EBITDAX, and Drilling F&D. We fell slightly below the goal set for G&A — 4Q Expense. This above-target performance attainment translated to above-target annual cash incentive awards to our executives and reflects of our compensation philosophy of paying more when performance exceeds target and paying less when performance falls below target.

Because our TSR was negative in 2014, the value of equity pay, which makes up the majority of our executives’ compensation package, was lower. For example, the equity award made to Mr. Muncrief when he was hired in May had a value of approximately $16 million but declined to approximately $8 million as of December 31, 2014 (these equity awards continue to be subject to various vesting and performance conditions through May 15, 2017). Another example of how our compensation programs align to our performance is that the distribution of our 2012 performance-based equity awards, which is based on total shareholder return relative to our peer group over a three-year period, was 65% of the number of shares originally granted. Consistent with our Compensation Philosophy to link executive interests to shareholder interests, the value ultimately delivered to executives was also lower due to the lower stock price.

2014 Compensation Actions Associated with Recruiting Our CEO

In recruiting our CEO, who was a Named Executive Officer for another E&P company, we entered into an employment agreement with him for a three-year term. The rationale for this agreement and related compensation arrangements was to provide stability to Mr. Muncrief and to offset the value of unvested compensation he had to forego with his former employer when he accepted our offer. Other than providing for a minimum annual cash incentive for 2014, the majority of the value delivered to Mr. Muncrief in connection with his hiring was in the form of equity, reflecting our compensation philosophy of paying executive officers with equity to directly tie their interests to our stockholders. Further, the majority of the equity granted was in the form of performance-based RSUs consistent with our compensation philosophy of linking a majority of executive pay to performance.

The elements of Mr. Muncrief’s compensation package are discussed in detail below (see 2014 Compensation Actions Associated With Recruiting Our CEO, Promoting Our Chief Financial Officer, and Recruiting Our Senior Vice President Operations and Resource Development) and are reflected in the tables following the Compensation Discussion and Analysis (CD&A).

Compensation Discussion and Analysis

Our executive compensation program includes several features designed to align the interests of our executive officers with our stockholders:

•	The majority of compensation paid to our executives is performance-based.

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking.

•	Our stock ownership guidelines require our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests.

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate.

•	Our recoupment policy requires recovery of all incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results.

•	Our change-in-control agreements have a double trigger for cash payments, equity awards, and other benefits so they are not triggered solely on a change-in-control.

•	We provide very limited perquisites to our NEOs.

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and to lead discussions on trends within our industry.

•	When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios.

In addition, we have adopted policies and provisions to ensure we do not engage in practices that could be detrimental to stockholders:

•	Our performance-based RSU program prohibits payouts in excess of 100% of target if absolute TSR is negative, regardless of the ranking of our TSR relative to peers.

•	Other than the limited-term, three-year employment contract entered into with our CEO in connection with his recruitment, we do not provide employment contracts to any of our NEOs.

•	We do not provide gross-ups to cover personal income taxes that pertain to severance benefits or the limited perquisites that we offer.

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our directors and executive officers.

•	We do not permit our directors or executive officers to engage in margin trading of our stock.

•	We have adopted an anti-pledging policy.

•	Our incentive plan prohibits the backdating of stock options and the repricing of stock options without stockholder approval.

Compensation Philosophy

We provide a competitive total rewards program that is designed to attract, retain, engage, and reward highly effective executive officers to deliver on our business plan and drive results that increase stockholder value. We intend to maintain compensation programs that are in the best interest of WPX and our stockholders while rewarding our executive officers through a pay mix that balances near-term and long-term performance and discourages excessive risk-taking. Establishing the proper mix of compensation programs is critical to our pay-for-performance approach in engaging executive officers to carry out our business strategy.

Our Compensation Committee believes compensation for our executive officers should be heavily weighted toward performance-based compensation as well as pay in the form of equity. Performance-based compensation, which includes AIP, stock options, and performance-based RSUs, comprises the majority of our executive compensation, while base salary is a much smaller percentage. Equity — which directly aligns our executives with stockholders — comprises a much greater portion of compensation to our NEOs than does cash compensation. An example of our Compensation Committee applying our compensation philosophy is the equity grant we made to our CEO when he was hired. Performance-based equity, including performance-based RSUs and stock options, made up 65% of the equity grant with time-based RSUs comprising only 35% of the value.

Objective of our Compensation Program

Our business strategy is to increase shareholder value by increasing profitable production over time of oil, natural gas, and NGLs, expanding our margins, and finding and developing reserves. The objective of our executive compensation program is straightforward: to attract, retain, engage, and reward highly effective executive officers to execute this strategy. We achieve this objective by:

•	making a majority of executive pay performance-based, subject to increase when we exceed performance targets and reduction when we do not achieve performance targets;

•	tying pay to performance metrics that encompass both short- and long-term goals and encourage profitable growth while discouraging excessive risk-taking; and

•	delivering a majority of compensation in the form of equity, which directly ties the interests of our NEOs to stockholders and causes the value of their compensation to vary based upon our stock price.

Determination of Total Compensation

Role of our Compensation Committee and Board of Directors

Our Compensation Committee oversees the design and implementation of our compensation programs and approves compensation for the NEOs, except for the CEO. For the CEO’s compensation, the Compensation Committee makes recommendations to the independent members of the Board of Directors, which has responsibility to approve the CEO’s compensation. Our Compensation Committee makes decisions with respect to executive officer compensation based on the following factors:

•	the performance of each executive officer and the value of the role to WPX;

•	market data from our peer group, the broader exploration and production (E&P) industry, and the general industry;

•	internal pay equity considerations, such as relative scope of responsibility of each position;

•	input from the CEO (for executive officers other than himself); and

•	input from the Committee’s independent compensation consultant.

Throughout this CD&A when references are made to decisions about the CEO’s compensation, those were made by the Board of Directors after considering the recommendation of the Compensation Committee.

Consideration of 2014 Stockholder Advisory Vote to Approve 2013 Executive Compensation

In 2014, we received a favorable advisory vote on our executive compensation program, with approximately 98 percent of the Company’s shares voting in favor of the executive compensation program. Our Compensation Committee believes this affirms the stockholders’ support of our executive compensation program, and the Committee did not change its approach in 2014 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of the annual advisory votes on our executive compensation program when making compensation decisions for our executive officers.

Role of the Compensation Committee’s Independent Compensation Consultant

Our Compensation Committee retains an independent compensation consultant, Frederic W. Cook & Co., Inc., to advise on executive and director compensation matters, assess total compensation levels and elements of pay for executive officers, and evaluate competitive compensation trends. The Committee meets with its independent compensation consultant within and outside the presence of management and has the sole authority to retain and terminate its independent compensation consultant, including sole authority to approve its fees and retention terms. Frederic W. Cook & Co., Inc. provides no other services to WPX and does not perform any work for management.

Consistent with the requirement in our Compensation Committee charter, the Committee annually reviews the independence of its compensation consultant considering the factors set forth in the NYSE listing standards. For 2014, the Committee found that Frederic W. Cook & Co., Inc. continues to meet the NYSE listing standards for independence.

Role of Management and Executive Officers

Although management provides input to the Compensation Committee as it sets performance metrics and goals for our annual and long-term incentives, management does not set compensation for our executive officers. Our CEO provides his evaluation of the performance of the executive officers that report to him and makes compensation recommendations to the Compensation Committee, which sets compensation for these executive officers. Our CEO also provides an assessment of his own performance to both the Compensation Committee and Board of Directors but does not participate in the process of setting of his own compensation.

Competitive Positioning

Our Compensation Committee makes decisions about the appropriate mix between fixed and variable pay and between cash and equity in the context of the competitive market for executive talent, while also considering how each element of pay furthers the objectives of our compensation program. To evaluate this market, the Committee, with the advice and assistance of its independent compensation consultant, considers proxy data from a designated group of peer companies along with survey data from our peer group and a broader group of exploration and production companies.

The Compensation Committee’s objective is to achieve total compensation for our executive officers that is market competitive when performance targets are met. When results exceed our goals, our executive officers have the opportunity to earn actual compensation above the market target. When results fall short of our goals, our executive officers will earn less relative to the market.

With input from its independent compensation consultant, our Compensation Committee used the following selection criteria to identify our group of peer companies:

•	U.S. Oil & Gas Exploration and Production companies;

•	scale in terms of asset size, revenue, and market capitalization;

•	whether the company is a competitor for business, investor capital, or executive talent;

•	similar growth orientation;

•	whether the company is subject to similar federal environmental laws and regulations; and

•	whether the company is asset/capital intensive.

Using these criteria, our Compensation Committee identified the companies listed below as our peer group for executive compensation market evaluations for 2014. Our Compensation Committee evaluates this list annually to confirm we are using the appropriate group of companies. This is also the group of companies we compare ourselves against when determining our relative TSR under the 2014 performance-based RSUs.

Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	QEP Resources, Inc
Cimarex Energy Co	Range Resources Corporation
Devon Energy Corporation	SandRidge Energy, Inc
EOG Resources, Inc.	SM Energy Company
Forest Oil Corporation	Southwestern Energy Company
Newfield Exploration Company	Ultra Petroleum Corp.
Noble Energy, Inc.

While our methodology for selecting peer companies resulted in including some companies that are larger than WPX, the Compensation Committee determined that, because we compete directly with them for both business and talent, excluding them would have resulted in a less accurate representation of the overall market in which we compete.

Use of Tally Sheets and Wealth Accumulation Analysis

When making executive compensation decisions, our Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and reviewed by the Compensation Committee’s independent compensation consultant. The tally sheets quantify the elements of each executive officer’s total compensation, including total outstanding equity and estimates of amounts that would be paid in the event of a change-in-control and other termination scenarios.

2014 Compensation Actions Associated With Recruiting Our CEO, Promoting Our Chief Financial Officer, and Recruiting Our Senior Vice President Operations and Resource Development

The elements of Mr. Muncrief’s compensation package are reflected in the tables following the Compensation Discussion and Analysis (CD&A). Among the specific terms included in his compensation package were:

•	Annual base salary rate of $800,000

•	Annual cash incentive target opportunity of 100% of salary earned, with the opportunity to earn between 0% and 250% of this target based upon performance

•	For 2014 only, his annual cash incentive was the greater of $800,000 or the amount resulting from our performance against the 2014 annual incentive goals as approved by the Compensation Committee and the Board. The Board set this minimum award because they recognize that Mr. Muncrief was forfeiting the annual cash incentive opportunity with his former employer. Mr. Muncrief did not receive any cash payments at the time he was hired.

•

An equity award similar in terms and scale to what he would have received as an annual equity grant had he been employed when the annual equity award was granted to other employees in March. The rationale for this award was to provide him with a competitive total compensation package for 2014 and align him with stockholders and with the other executive officers as they work together to achieve our goals and maximize TSR over the three-year performance period. This grant consisted of:

•	A performance-based restricted stock unit grant of 140,240 units. The performance period for these performance-based RSUs ends on December 31, 2016, and the units are eligible for vesting on March 3, 2017, based upon our relative TSR compared to our peer companies. This award has the same terms as the performance-based RSUs granted to our other NEOs in 2014. Like our other NEOs, Mr. Muncrief has the opportunity to earn from 0% to 200% of the performance-based RSUs, depending on our performance and will earn no more than 100% of the award if TSR over the performance period is negative.

•	Stock options to purchase 121,167 shares of our common stock. These stock options vest in one-third increments on March 3, 2015, March 3, 2016, and March 3, 2017, consistent with the vesting schedule of stock options granted to our other NEOs in 2014.

•	A time-based restricted stock unit grant of 70,120 units. These time-based RSUs vest in one-third increments on March 3, 2015, March 3, 2016, and March 3, 2017, consistent with the vesting schedule of time-based RSUs granted to our other NEOs in 2014.

•	An equity award designed to encourage Mr. Muncrief to accept our employment offer. The majority of this award (60%) took the form of performance-based RSUs. However, unlike the performance-based awards described above, the goal of this grant is to focus Mr. Muncrief on absolute TSR as measured by our stock price. The remaining 40% of the value of the grant was made in time-based RSUs, matching the portion of time Mr. Muncrief was employed during the vesting periods applicable to the equity awards granted by his former employer. These equity awards were not granted under our stockholders approved Incentive Plan:

•	An inducement award of 192,463 time-based RSUs, which will vest on May 15, 2015, provided that Mr. Muncrief remains an active employee through that date.

•	An inducement award of 288,694 performance-based RSUs. The performance criteria for these RSUs is based upon our stock price, specifically:

•	Half of the performance-based RSUs are eligible for vesting if our stock price closes at a minimum of $24.16 (which is 115% of the $21.01 trading price on the day prior to when Mr. Muncrief became our CEO) for 20 consecutive trading days at any time between May 15, 2014, and May 15, 2017.

•	The remaining half of performance-based RSUs are eligible for vesting if our stock price closes at a minimum of $27.31 (which is 130% of the $21.01 trading price on the day prior to when Mr. Muncrief became our CEO) for 20 consecutive trading days at any time between May 15, 2014, and May 15, 2017.

If he meets the performance criteria for these performance-based RSUs, the shares do not vest and will not be issued to him until the earlier of May 15, 2016, or the day the performance criteria are met, contingent upon his remaining an active employee through the vesting date. The performance criteria for the first half of this award was met on September 16, 2014, when our stock price traded above $24.16 for 20 consecutive trading days, so these shares will vest on May 15, 2016, subject to Mr. Muncrief’s continued employment. The second half of these performance-based RSUs remains subject to the performance criterion and will not vest if the performance criterion is not met.

Although it is our typical practice not to enter into employment agreements, in connection with the recruitment and hiring of our CEO, we entered into a three-year employment agreement with Mr. Muncrief. This employment agreement does not include an evergreen provision and is limited in term to three years. Under the employment agreement, which will terminate on May 14, 2017, Mr. Muncrief would be entitled to the following compensation upon termination of his employment (in addition to any vesting of his equity awards under the applicable award agreements):

•	If the Company terminates Mr. Muncrief without cause, he will be entitled to a cash payment equal to two times his annual base salary and target bonus, as well as a pro-rated payment under the AIP for the year in which he is terminated.

•	In the event of Mr. Muncrief’s death or disability, he or his estate will be entitled to a pro-rated payment under the AIP for the year in which death or disability occurs.

The employment agreement also provides to Mr. Muncrief the following additional benefits in connection with his hiring and appointment as CEO (the items noted with an asterisk are consistent with those provided to all of our executive officers):

•	annual reimbursement up to $7,500 for financial planning expenses*;

•	reimbursement for an annual executive physical*;

•	limited personal use of Company aircraft, subject to policies adopted from time to time by the Board of Directors*;

•	participation in the Company’s health and retirement plans*;

•	a $50,000 lump sum payment in lieu of COBRA coverage upon certain termination events;

•	reimbursement for relocation-related costs and expenses provided to other senior executives, including expenses for temporary housing*; and

•	reimbursement up to $50,000 for reasonable legal fees and expenses incurred in connection with negotiation and preparation of agreements related to employment terms.

Upon termination of the employment agreement, Mr. Muncrief will be employed at will.

In July, we promoted J. Kevin Vann to the role of Senior Vice President and Chief Financial Officer. In connection with this promotion, we raised his annual base salary to $395,000 and set his annual cash incentive target at 70% of salary earned, with the opportunity to earn between 0% and 200% of this target based upon performance. In addition, we made a special one-time equity grant of 32,095 time-based restricted stock units and 23,790 stock options. These grants cliff vest on July 29, 2017, and are reflected in the tables following the CD&A.

We recruited Clay M. Gaspar from another company to serve as our Senior Vice President Operations and Resource Development in October 2014. The elements of Mr. Gaspar’s compensation packages are reflected in the tables following the CD&A. Among the specific terms included in his compensation package were:

•	Annual base salary of $450,000.

•	Annual cash incentive target opportunity of 80% of salary earned, with the opportunity to earn between 0% and 200% of this target based upon performance.

•	For 2014 only, his annual cash incentive was set at the greater of $360,000 or the amount resulting from our performance against the 2014 annual incentive goals. The Committee set this minimum award to recognize that by accepting our offer Mr. Gaspar was forfeiting the annual cash incentive opportunity with his former employer for almost a full year. Mr. Gaspar did not receive any cash payments at the time we hired him.

•	An equity award designed to encourage Mr. Gaspar to accept our employment offer. One-third of this award took the form of performance-based awards to focus Mr. Gaspar on absolute TSR as measured by our stock price.

•	An award of 72,687 performance-based RSUs. The performance criteria for these RSUs is based upon our stock price, specifically:

•	One-third of the performance-based RSUs are eligible for vesting if our stock price closes at a minimum of $20.88 (which is 115% of the $18.16 trading price on the grant date) for 20 consecutive trading days at any time between October 27, 2014, and October 27, 2017.

•	Two-thirds of performance-based RSUs are eligible for vesting if our stock price closes at a minimum of $23.61 (which is 130% of the $18.16 trading price on the grant date) for 20 consecutive trading days at any time between October 27, 2014, and October 27, 2017.

If he meets the performance criteria for these performance-based RSUs, the shares do not vest and will not be issued to him until the earlier of November 1, 2016, or the day the performance criteria are met, contingent upon his remaining an active employee through the vesting date.

•	An award of 147,577 time-based RSUs, which will vest in thirds on October 27, 2015, October 27, 2016, and October 27, 2017, provided that Mr. Gaspar remains an active employee through those dates.

Elements of our Compensation Program

Our executive compensation program includes seven elements:

Compensation Element	Objective	Type of Compensation
Base salary	To attract qualified candidates and provide a stable source of income	Annual cash compensation

Annual cash incentive	To encourage and reward executive officers for achieving annual performance goals	Annual cash compensation, earned based on performance against pre-established goals

Performance- based restricted stock units	To motivate and reward sustained performance and to align executive officers with the long-term interests of stockholders	Restricted stock units that vest based on relative TSR over a three-year period

Stock options	To motivate executive officers and to align their interests with stockholders	Stock options, which have no value unless our stock price appreciates over the grant price and which vest ratably over three years

Time-based restricted stock units	To retain executive officers and to align their interests with stockholders	Time-based restricted stock units that vest ratably over three years

Benefits and limited perquisites	To promote health and financial well being	Employee benefits available to all employees, such as health, life and disability insurance, and 401(k), and limited executive perquisites

Nonqualified deferred compensation	To allow tax flexibility	Executive officers may elect to defer a portion of their compensation

Each element is designed to achieve a specific objective that, when balanced with the other elements, achieves our pay-for-performance objective and aligns the interests of our executives with our stockholders.

In allocating among these elements, our Compensation Committee evaluates market data while also considering the following objectives:

•	making a majority of executive pay performance-based, subject to increase when we exceed performance targets and reduction when we do not achieve performance targets;

•	tying performance-based pay to metrics that encompass both short- and long-term goals, which encourage profitable growth while discouraging excessive risk-taking; and

•	delivering a majority of compensation in the form of equity, which directly ties the interests of our NEOs to stockholders and causes the value of their compensation to vary based upon our stock price.

Base Salary

Our base salaries are intended to help attract highly qualified candidates and provide a stable source of income so our executive officers can focus on day-to-day job responsibilities. Attracting and retaining talent with a competitive and stable base salary is the first building block of our compensation program.

Our Compensation Committee generally sets base salary levels for our executive officers in February of each year. However, as described above, base salaries for Messrs. Muncrief and Gaspar were set when they were hired and for Messrs. Cameron and Vann when they were promoted to their current roles. For 2014, the Committee set the following annual base salaries for our NEOs:

Name	2014 Base Salary
Richard E. Muncrief	$800,000
J. Kevin Vann	$395,000
Clay M. Gaspar	$450,000
Bryan K. Guderian	$400,000	*
Dennis C. Cameron	$350,000

Former Officers	2014 Base Salary
James J. Bender	$488,000	**
Rodney J. Sailor	$442,000
Steven G. Natali	$314,000

*	For 2014, our Compensation Committee approved a 9% increase in Mr. Guderian’s salary over his 2013 annual salary of $366,000, based on an increase reflected in the market data for his role as Senior Vice President Operations.
**	Mr. Bender served as our CEO on an interim basis from January 1 through May 14, 2014. During that time, he earned $25,000 per month in addition to his base salary of $488,000.

Our Compensation Committee considers market data from our peer group as well as a broader group of exploration and production companies and general industry data when setting the base salary for our executive officers. The actual base salary for an executive officer may be above or below the target median based on factors such as experience in the current position and past positions, knowledge and expertise, and internal equity.

Annual Cash Incentive

Our executive officers are eligible for cash incentives each year under our Annual Incentive Program (“AIP”). The AIP is performance-based compensation designed to focus executive officers on the annual business plan that is linked to our strategy. We adopted the following performance metrics and weightings for 2014:

PERFORMANCE METRIC*	DEFINITION	WEIGHTING
Production Volume (Bcfe)	Volumes as reported publicly in financial results based on sales of oil, gas, and natural gas liquids, with metric reference in equivalent terms	30%
Operating Cost ($/Mcfe)	The sum of lease operating expenses and facility operating expenses, divided by production volume to give $/Mcfe	20%
G&A Cost- Q4 Expense ($MM)	Total SG&A costs incurred in the fourth quarter less any one-time expenses	10%
Adjusted EBITDAX ($MM)	Earnings before interest expense, income taxes, depreciation, depletion, amortization, and exploration expenses. Management will also adjust out impacts from discontinued operations and non-cash items such as impairments and mark-to-market movements related to commodity hedges.	20%
Drilling Finding &Development ($/Mcfe)	Drilling Completion Capital divided by Reserves Addition. Reserves Addition is the year-end proved extensions and discoveries as defined by the SEC and reported in our Form 10-K, Supplemental Oil & Gas Disclosures.	20%

*	All metrics are based on domestic-only results.

Each year we determine a set of meaningful numerical goals for each of the performance metrics: a threshold goal, a target goal, and a maximum goal. The following table shows the payout opportunity for various performance levels against these goals:

Performance Level	Payout Opportunity
Below Threshold	no payout
Threshold	50%
Target	100%
Maximum	250% for CEO and 200% for other NEOs

The payout opportunity for performance within the ranges is determined based upon linear interpolation.

As shown in the table below, the achievement and weightings for these performance metrics resulted in an attainment percentage of 113.6%.

Performance Metric	Weighting	Attainment Against Plan	Award Payout
Production Volume (Bcfe)	30%	97.5%	26.2%
Operating Cost ($/Mcfe)	20%	100%	20%
G&A Cost — Q4 Expense	10%	99%	9.4%
Adjusted EBITDAX ($ Million)	20%	118%	34.4%
Drilling F&D ($/Mcfe)	20%	104.7%	23.6%
Award Payout %	100%		113.6%

To incent our executive officers to make decisions that have positive long-term impacts, even at the expense of short-term results and to prevent unusual transactions from having too great of an impact on incentive awards, the Compensation Committee retains discretion to consider the impact of extraordinary transactions and to adjust actual results for specific items that occurred during the year. In determining the actual payout percentage for 2014, the Committee considered several significant corporate transactions during the year that negatively impacted the calculation of performance results but were in the long-term best interests of stockholders and furthered our strategy. Specifically, during 2014, we worked to transform our asset base, monetize certain assets, and make capital investments aligned with our strategy. These transactions included selling certain working interests on mature wells in the Piceance and selling an interest in the Trail Ridge properties in the Piceance Highlands. These asset sales reduced production volumes and our reserves, which impaired our ability to perform against the goals set at the beginning of the year. To compensate employees fairly, including executive officers, for taking these steps that furthered our long-term strategy, the Compensation Committee considered operational and financial information that reflected the impact of these transactions. The adjustments to results approved by the Committee are consistent with the adjustments presented to investors when we discussed our results and earnings and resulted in a calculation of the payout percentage of 120% The Compensation Committee thus set the payout percentage at 120% to remove the impacts of these transactions. The Compensation Committee believes it is appropriate to consider the impact of these Board-approved transactions to ensure the annual cash incentives align with the long-term interests of stockholders and to eliminate penalties and windfalls resulting from transactions that benefit stockholders but were not considered when the annual incentive goals were set.

When these extraordinary transactions are taken into account, we met our target for Production Volume. Higher-than-plan production volumes in the Williston and San Juan basins, offset by lower-than plan volumes in the Piceance and Appalachia, enabled us to meet our Production Volume target. We exceeded the targets we set for Operating Cost, adjusted EBITDAX, and Drilling F&D. Operating costs exceeded our target due to lower operating costs in San Juan and Piceance, partially offset by higher-than-plan costs in the Williston basin. We exceeded our adjusted EBITDAX target due to higher revenue driven both by natural gas and oil prices and oil and natural gas volumes that were higher than we had planned. We achieved 99% of the goal set for G&A — 4Q Expense and created focus in our organization to reduce in G&A, which helps position us to be competitive going forward. Specifically, we reduced outside services, travel, and labor costs and closed a non-essential office.

The 2014 AIP award payouts to the NEOs were:

Name	Target Percentage (% of base salary)	Target Award Value	Actual Award Paid
Richard E. Muncrief*	100%	$800,000	$960,000
J. Kevin Vann**	70%	$276,500	$271,624
Clay M. Gaspar*	80%	$360,000	$432,000
Bryan K. Guderian	70%	$280,000	$331,606
Dennis C. Cameron	65%	$227,500	$272,025

Former Officers***	Target Percentage (% of base salary)	Target Award Value	Actual Award Paid**
James J. Bender	80%	$630,400	$374,400
Rodney J. Sailor	80%	$353,600	$105,201
Steven G. Natali	60%	$188,400	$189,969

*

In connection with their hiring, we agreed to pay incentive awards to Messrs. Muncrief and Gaspar equal to no less than 100% of their target award, or $800,000 for Mr. Muncrief and $360,000 for Mr. Gaspar, in order to compensate them for incentive award opportunities they were forfeiting by terminating employment with their former employers.

**	Mr. Vann served in three different roles during the year (Vice President Controller and Chief Accounting Officer, interim CFO, and Senior Vice President and CFO) with different incentive targets and base salaries for each role. Thus, while his current incentive target as Senior Vice President and CFO is 70%, his actual 2014 incentive payment was calculated based upon his time worked in each of these roles.
***	Because they were eligible for retirement when they left the Company, these former officers were eligible for pro-rated 2014 AIP awards based upon the time they worked during 2014.

Vesting of 2012 Performance-Based RSUs

In 2012, we granted performance-based RSUs to our executives, including three of our current NEOs. Under the terms of the grant, TSR relative to our peers was the performance metric for these RSUs. The three-year performance period ended on December 31, 2014. The cumulative absolute TSR over the three-year performance period was negative 29.1%, and performance relative to our 15 peer companies was 10th, or in the third quartile of the peer group. Based upon the payout range set by our Compensation Committee at the time of the grant, only 65% of the performance-based RSUs originally granted vested and were paid to our executives. Because our performance as measured by TSR, or the value we created for shareholders, fell in the bottom half relative to our peers, the awards ultimately paid out to our NEOs were significantly lower than the target number of shares that had been granted. Although our performance, as measured by relative TSR, was down over the three-year performance period, we believe these awards operated as intended by linking the performance our executives deliver to the pay they receive. Specifically, in addition to the 35% reduction in the number of shares paid out, due to stock price depreciation from the grant date to the vesting date, the value ultimately delivered to our NEOs was only 43% of the grant-date value of the shares, further aligning our NEOs with shareholders.

The following table summarizes the payout of the 2012 performance-based RSUs:

Name	PB RSUs Granted	# of PB RSUs Forfeited (35%)	PB RSUs Vesting Based Upon Performance Attainment (65%)
Richard E. Muncrief*	n/a	n/a	n/a
J. Kevin Vann**	4,861	(1,701)	3,160
Clay M. Gaspar*	n/a	n/a	n/a
Bryan K. Guderian	19,273	(6,745)	12,528
Dennis C. Cameron**	7,378	(2,582)	4,796

Former Officers***	PB RSUs Granted	Pro-Rated Granted	# of PB RSUs Forfeited (35%)	PB RSUs Vesting Based Upon Performance Attainment (65%)
James J. Bender	25,055	20,183	(7,064)	13,119
Rodney J. Sailor	26,018	18,068	(6,323)	11,745
Steven G. Natali	16,382	14,561	(5,096)	9,465

*	Messrs. Muncrief and Gaspar were not employed at the time the 2012 performance-based RSUs were granted.
**	The grants to Messrs. Vann and Cameron were made prior to their promotion to executive officers.
***	Because they were eligible for retirement when they left the Company, these former officers were eligible for pro-rated 2012 performance-based RSU awards based upon the time they worked during the three-year performance period.

Allocation among Elements of Equity

We grant performance-based RSUs, stock options, and time-based RSUs to our executive officers for a number of business reasons, including retention, aligning their interests with the interests of stockholders, and encouraging performance that leads to stock price appreciation and the creation of stockholder value over the long-term.

Our Compensation Committee sets targets for equity compensation based on market data from our peer group and internal equity considerations such as relative scope of responsibilities of each position. Based on these factors, for 2014 the Committee set the following equity targets for our NEOs:

Name	2014 Equity Target
Richard E. Muncrief	$4,900,000
J. Kevin Vann*	$1,350,000
Clay M. Gaspar**	n/a
Bryan K. Guderian	$1,200,000
Dennis C. Cameron	$750,000

Former Officers
James J. Bender**	n/a
Rodney J. Sailor	$1,500,000
Steven G. Natali	$850,000

*	At the time of his promotion to CFO, our Compensation Committee set a $1,350,000 equity target for Mr. Vann as reflected in the table above. The Committee approved an equity grant at the time of the promotion of $1,000,000 taking into account the fact that he had previously been granted equity valued at $357,500 in this prior role of Vice President Controller and Chief Accounting Officer.
**	Because Mr. Gaspar was not hired until October 27, 2014, we did not make an equity grant to him reflective of our annual equity granting practices. Instead, we made an equity award to him in connection with his hiring with a grant-date value of $4 million as described above.
**	Given the interim nature of Mr. Bender’s role, the Compensation Committee did not set an equity target for him. Instead it approved an equity grant with a grant-date value of $2 million to recognize and reward him for assuming additional responsibilities of the CEO role and for successfully leading the Company through a time of significant transition.

Based on both market data and our objective to deliver a material proportion of equity compensation in the form of performance-based incentives, our Compensation Committee set the following equity allocation for our NEOs (note that the allocations shown below are based upon our routine, ongoing grant practices and exclude the value of non-recurring grants such as those made to our interim CEO and the inducement grants made in connection with the hiring of Messrs. Muncrief and Gaspar):

CEO Equity Allocation

Other NEO Equity Allocation

Although we believe that it is important for a material portion of grants to all executive officers to be in the form of performance-based equity, we have granted a higher proportion of performance-based RSUs to the CEO than to the other NEOs to more directly align the interests of the CEO with our stockholders.

Performance-Based Restricted Stock Units

We grant our executive officers performance-based RSUs to focus their efforts on long-term performance. The performance period for those RSUs is three years, and the performance metric is relative TSR, as compared to a group of our peer companies (see the “Competitive Positioning” section for a list of companies used and a discussion of how we select peer companies). TSR is calculated as follows:

TSR % =

(Stock price 20-day average end of period – Stock price 20-day average start of period + Dividends paid)

Stock price 20-day average start of period

Relative TSR assesses the strength of our return to stockholders by comparing it to the TSR of our peer companies. Relative TSR therefore causes our executive officers to focus on executing our strategy and creating value for stockholders, even in economic downtimes. It minimizes the impact of short- and mid-term movements in share price, causing executive officers to focus on enhancing value over the long-term. Additionally, relative TSR focuses our executive officers on outperforming our competitors. We believe that rewarding executive officers for achieving results within their control and incenting them to focus on outperforming our competitors will lead to increased stockholder value.

At the beginning of the performance period, our Compensation Committee establishes performance objectives and approves grants to our executive officers of a certain number of RSUs based on their individual equity target and the equity mix described above in “Allocation among Elements of Equity.” At the end of the three-year performance period, our Compensation Committee determines the payout percentage for the performance-based RSUs based on our relative TSR during that performance period. Our executive officers have the opportunity to earn from 0% to 200% of the award granted based on how our TSR compares to the peer group at the end of the performance period.

Regardless of where our TSR falls relative to our peer companies, payout is capped at 100% if our absolute TSR is negative over the three-year performance period. Under our prior performance-based RSU grants, TSR at the 75th percentile and above relative to peers earned a 200% payout. In 2014, the Committee decided to limit the 200% payout opportunity to only the first and second ranking relative to peers. Performance relative to peers above the 75th percentile but below the second ranking will in a payout between 100% and 200% determined based upon linear interpolation.

Performance Range	Payout Opportunity*
Below 25th Percentile	0%
25th Percentile (threshold)	30%
50th Percentile (target)	100%
1st an 2nd Ranking Relative to Peers	200%

*	Payout may not exceed 100% if absolute TSR is negative.

Our performance-based equity awards are designed to pay out at 100% for median peer group performance because we target our equity grant values at the market median with higher performance resulting in awards above the median and lower performance resulting in awards below the market.

Stock Options

Stock options reward executive officers for absolute share price increases, providing a direct link between increased stockholder value and executive pay. In addition, stock options, among the various forms of equity compensation, maximize executive officers’ exposure to downside equity performance risk. Aligned with the overarching objective of our compensation program of varying the value of an executive’s compensation based on the performance, stock options provide an element of compensation that directly reduces in value when absolute stock value declines. Stock options have a ten-year term and vest ratably over three years.

Time-Based Restricted Stock Units

We grant time-based RSUs to promote long-term retention of executive officers and permit them to accumulate equity ownership in the Company so that the interests of our management team are directly aligned with the interests of our stockholders. We believe it is important to have an element of compensation that is focused directly on retaining talent so that we can minimize potential loss of institutional knowledge and the disruption inherent in unplanned turnovers. Time-based RSUs also align our executive officers with our stockholders by making them stockholders themselves. Retaining talent and aligning interests encourages our executive officers to take actions to enhance the value of our business and increase stockholder value. Time-based RSUs vest ratably over a three year period.

Benefits and Limited Perquisites

We provide competitive benefits to all of our employees, including our executive officers, to promote health, well being, and financial security. These benefits include health, life, and disability insurance. Long-term disability coverage is provided at a base level of 60% of base salary, with a maximum of $15,000 per month. In addition, our executive officers are eligible to purchase supplemental long-term disability coverage up to 70% of base salary, with a maximum of $15,000 per month.

Our retirement program consists of both a qualified 401(k) defined contribution plan and two nonqualified deferred compensation plans. Under the qualified 401(k) plan, the Company matches dollar-for-dollar employee contributions up to 6% of pay, subject to Internal Revenue Code (“IRC”) contribution limits, and also makes an additional contribution to all employees of either 6% or 8% of eligible pay, depending on the employee’s age.

The two nonqualified plans are a restoration plan and a voluntary deferral plan. The restoration plan provides benefits equal to the amount that would be payable under the qualified 401(k) plan in the absence of certain limitations of the IRC. Beginning in 2013, certain employees, including our executive officers, are eligible to participate in a voluntary nonqualified deferred compensation plan, which allows deferral of up to 75% of base salary and up to 100% of annual cash incentives. Employee deferrals to the nonqualified deferred compensation plan are matched up to 6% of pay that is not recognized within the qualified 401(k) plan.

We also provide the following limited perquisites to our executive officers with an aim of attracting highly qualified candidates and allowing our executive officers to focus on job responsibilities:

•	Financial Planning Reimbursement. We reimburse NEOs for financial planning to provide them with expertise on current tax laws, personal financial planning, and preparations for contingencies such as death and disability. We believe the encouraging an NEO to work with a financial planner maximizes the retention and engagement aspects of the dollars we spend on these programs. The financial planning reimbursement is limited to $7,500 annually.

•	Personal Use of WPX Energy’s Company Aircraft. We provide very limited personal use of Company aircraft at the CEO’s discretion. The primary purpose of our Company aircraft is for business use, but the CEO retains discretion to permit personal use when he deems appropriate, such as when the destination is not well served by commercial airlines or for personal emergencies. During 2014, the maximum individual amount of personal aircraft usage by any of our NEOs was $11,567.

•	Executive Physicals. Executive officer physicals align with our wellness initiative as well as assist us in mitigating risk. These physicals reduce vacancy succession risk because they help the executive identify and prevent issues that could leave a role unexpectedly vacated.

Other Compensation Practices

Stock Ownership Guidelines

It is important for the interests of our executive officers to be aligned with those of our stockholders. One way we accomplish this is by requiring our executive officers to hold certain levels of WPX stock under stock ownership guidelines adopted by our Board of Directors and monitored by our Compensation Committee.

These stock ownership guidelines define the minimum levels of WPX stock our executive officers must own. Each executive officer must hold common stock or time-based RSUs of WPX with a value at least equal to the following multiple of his or her base salary in effect as of December 31 of the prior year:

Category	Multiple of Base Salary
CEO	6
Other Executive Officers	3

Stock options, whether vested or not, are excluded from the number of shares owned in calculating compliance with these guidelines. Unvested time-based RSUs count toward satisfaction of the ownership requirements while unvested performance-based RSUs do not.

If, on the annual compliance date of February 1, an executive officer does not own shares of WPX common stock with a value equal to the required multiple of base salary, that executive officer is required to retain 50% of any WPX equity acquired through the exercise of stock options or the vesting of time-based or performance-based RSUs, net of taxes, until the next compliance date when his or her WPX stock ownership meets the required multiple of base salary.

To ensure he not only met but also exceeded the requirements of our stock ownership guidelines, Mr. Muncrief made four open market purchases of our stock in 2014 after he was appointed our CEO. These open market purchases totaled 44,000 shares.

Consideration of Risk in Setting Executive Compensation

Our performance management system evaluates all employees, including our executive officers, not only on results but also on how results are achieved. In other words, we will not seek results at all costs. Achieving results in a way that is consistent with our values is an important part of our culture. This culture is one of the ways we bring a balance between aggressive performance goals while discouraging undue risk-taking. Our Compensation Committee has discretion to adjust individual annual incentive awards based on an evaluation of how executive officers achieve results, including the avoidance of undue risks.

Our Compensation Committee also mitigates risk by using balanced performance metrics. For example, our annual cash incentive program measures adjusted EBITDAX and cost as well as production volume. Together these metrics encourage our executive officers to make decisions that grow stockholder value over the long term. In addition, we use a supplemental scorecard to evaluate factors such as production volume by type of commodity, capital activity, capital expenditures, and leading safety indicators to assure that in pursuing annual performance objectives our executive officers also focus on ultimate value creation, sustainability of performance, and safety.

While our Compensation Committee believes it is important to emphasize pay-for-performance in our executive compensation program, it also recognizes the need to balance fixed pay with variable pay and short-term incentives with long-term incentives to avoid placing too much emphasis on short-term results. A lack of balance between long- and short-term incentives could create incentives for our executive officers to take undue risks when seeking to drive short-term performance. In addition, our Compensation Committee retains discretion in both our annual incentive program and our long-term incentive program to adjust above-target payouts downward for any reason, including excessively risky behavior.

Annually, we conduct an enterprise-wide assessment of material risks associated with our policies, programs, and actions related to human capital, including any risks that might be raised by our compensation programs. Our Compensation Committee reviews this risk assessment each year.

Recoupment Policy

In the event our financial results are significantly restated due to fraud or intentional misconduct, our Board of Directors will review any performance-based incentive payments paid to executive officers since we became a publicly traded company. We will, to the extent permitted by applicable law, seek recoupment of all performance-based incentive payments from any executive officer found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results.

Our Compensation Committee will review our recoupment policy and revise it to comply with any forthcoming SEC rules implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Anti-Pledging Policies

SEC rules generally prohibit uncovered short sales of our common stock by our executive officers. Our insider trading policy also prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers. The policy also requires all employees covered by the policy, including our executive officers, to consult with our Corporate Secretary (or with our General Counsel or Chief Financial Officer if our Corporate Secretary is not available) before they engage in any transaction for the purchase or sale of our securities. Our insider trading policy also prohibits holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Employment Agreements

It is not our typical practice to enter into employment agreements. In connection with the recruitment and hiring of our CEO, however, we entered into a three-year employment agreement with Mr. Muncrief. This employment agreement does not include an evergreen provision and is limited in term to three years, terminating on May 15, 2017. The terms of the employment agreement with Mr. Muncrief are described above in the section titled “2014 Compensation Actions Associated with Recruiting Our CEO, Promoting Our Chief Financial Officer, and Recruiting Our Senior Vice President Operations and Resource Development.”

Termination and Severance Arrangements

In the past, our executive officers were not covered under a severance plan. However, in 2014 our Compensation Committee decided to extend and amend a severance pay plan for our vice presidents to include executive officers, other than the CEO, to bring more consistency to the treatment of departing executive officers and to avoid the time and expense of negotiating individual severance arrangements. An employee may participate in the plan when the CEO approves a reduction in force, a job elimination, or an involuntary termination without cause. The amount of severance pay is determined by multiplying the severed executive officer’s annual base salary and average annual incentive (based upon the executive officer’s actual incentives earned over the prior three years) by 1.5. In addition, the severance pay plan provides a lump sum payment equal to the 12 months of the severed executive officer’s medical plan coverage. The purpose of this lump sum payment is to provide the financial equivalent of active employee medical plan rates for 12 months of medical coverage under COBRA. Consistent with our past practice, the severance pay plan provides that the treatment of outstanding equity awards are governed by the terms of the grant agreement issued at the time the equity was granted. In general, our equity award agreements provide for either vesting or pro-rated vesting for severed employees. To participate in the plan, the employee must execute a severance and restrictive covenant agreement which may contain, among other provisions, non-competition and non-solicitation covenants.

Our CEO is not covered by the executive severance pay plan, and instead is subject to an employment agreement. See “Executive Compensation — Compensation Discussion and Analysis — Determination of Total Compensation — 2014 Compensation Actions Associated With Recruiting Our CEO, Promoting Our Chief Financial Officer, and Recruiting Our Senior Vice President Operations and Resource Development.”

Change-in-Control

All of our NEOs are parties to an individual change–in-control agreement. Our change-in-control agreements, in conjunction with the NEOs’ RSU and stock option agreements, provide separation benefits for the NEOs in the event of a change-in-control and are designed to encourage NEOs to focus on the best interests of our stockholders by alleviating concerns about a possible detrimental impact to their own compensation under a potential change-in-control. Our program includes a double trigger for cash payments, benefits, and equity vesting. This means there must be a change-in-control and the NEO’s employment must involuntarily terminated by the successor company or the NEO must have terminated his employment for good reason prior to benefits being triggered under the agreement. While a double trigger for equity is not the competitive norm of our peer group, this practice provides a balance by creating security for the NEOs without creating an incentive for NEOs to leave immediately after a change-in-control. Our agreements do not contain an excise tax gross-up provision, but instead provide a “best net” provision providing NEOs with the greater of their after-tax benefit capped at the safe harbor amount or their benefit paid in full (subjecting them to possible excise tax payments).

Our Compensation Committee reviews our change-in-control benefits periodically to evaluate whether they are consistent with competitive practice and aligned with our compensation philosophy. As part of these reviews, calculations are performed to determine the overall program cost if a change–in-control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms, including the reasonableness of the types and amount of compensation received, is used to validate benefit levels for a change-in-control. Our Compensation Committee believes that offering a change-in-control program is appropriate and critical to retaining and attracting executive talent and keeping them aligned with the interests of our stockholders if there was a change-in-control.

The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change-in-control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEOs. Please also see “Change-in-Control Agreements” below for further disclosure of our change–in-control program.

Change-in-Control Benefit	Benefit to WPX and Stockholders	Benefit to Executive Officer
Multiple of base salary plus annual cash incentive at target	Encourages executive officers to remain engaged and stay focused on successfully closing the transaction	Financial security for the executive officer equivalent to two years of continued employment (three years for our CEO)

Accelerated vesting of equity awards	An incentive to stay during and after a change-in-control. If there is risk of forfeiture, executive officers may be less inclined to stay or to support the transaction	The executive officers are kept whole, if they have a separation from service following a change-in-control

Up to 18 months of health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit	Access to health coverage

Reimbursement of legal fees to enforce benefit	Keeps executive officers focused on WPX and not concerned about whether the acquiring company will honor commitments after a change-in-control	Security during an uncertain time period

Outplacement assistance	Keeps executive officers focused on supporting the transaction and less concerned about trying to secure another position	Assists executive officers in finding a comparable executive position

Accounting and Tax Treatment

Our Compensation Committee considers the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation that we may deduct on our federal income tax return for compensation paid to certain executive officers to $1 million per year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements. The long-term performance-based equity incentive is the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit. While the Committee attempts to preserve the deductibility of compensation paid to executive officers, it does not limit executive compensation to amounts deductible under Section 162(m) in order to retain flexibility in determining the amounts to be paid for incentive compensation.

2014 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2014, 2013, and 2012.

Name & Principal Position	Year	(1) Salary	Bonus	(2) Stock Awards	(3) Option Awards	(4) Non-Equity Incentive Plan Compensation	(5) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(6) All Other Compensation	Total
Richard E. Muncrief
President and Chief Executive Officer	2014	$498,462	$0	$14,833,039	$1,224,998	$960,000	$1,033	$56,150	$17,573,682

J. Kevin Vann
Senior Vice President and Chief Financial Officer	2014	358,304	0	961,850	371,487	271,624	384	63,282	2,026,931

Clay M. Gaspar
Senior Vice President of Operations and Resource Development	2014	77,885	0	3,999,994	0	432,000	13	13,540	4,523,432
							0
							0

Bryan K. Guderian
Senior Vice President of Business Development	2014	394,769	0	899,984	300,044	331,606	4,386	81,053	2,011,842
	2013	363,885	0	749,982	249,997	237,144	0	80,411	1,681,419
	2012	355,000	0	853,974	249,996	260,009	0	93,784	1,812,763

Dennis C. Cameron
Senior Vice President and General Counsel	2014	348,750	0	562,481	187,520	272,025	411	61,766	1,432,953

Former Officers
James J. Bender
Interim President and Chief Executive Officer	2014	408,769	0	1,499,983	479,143	374,400	5,461	134,203	2,901,959
	2013	488,000	0	974,994	324,993	295,313	0	118,474	2,201,774
	2012	488,000	0	1,112,972	324,995	357,421	0	107,858	2,391,246

Rodney J. Sailor
Senior Vice President and Chief Financial Officer and Treasurer	2014	169,085	0	1,124,981	375,050	105,201	3,884	63,686	1,841,887
	2013	414,423	0	1,199,978	399,997	308,662	0	87,001	2,410,061
	2012	370,000	0	1,242,453	337,495	291,841	0	96,978	2,338,767

Steven G. Natali
Senior Vice President of Exploration	2014	287,396	0	637,480	212,532	189,969	1,047	66,908	1,395,332
	2013	300,219	0	637,483	212,499	167,702	0	67,916	1,385,819
	2012	292,740	0	680,472	212,496	181,200	0	57,084	1,423,992

(1)	Salary: Actual salary paid may differ from the annual rate due to the number of pay periods during the year and the effective date of salary increases.
(2)	Stock Awards: 2014 Awards were granted by WPX under the terms of WPX Energy, Inc., 2013 Incentive Plan and include time-based and performance-based RSUs. Amounts shown for all years are the grant date fair value of the awards computed in accordance with FASB ASC. Assumptions used to value the stock awards can be found in the WPX Annual Report on Form 10-K for the year ended December 31, 2014.

The potential maximum value of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2014 Performance-Based RSU Maximum Potential

Richard E. Muncrief (7)	$12,208,782
J. Kevin Vann	196,398
Clay M. Gaspar(8)	1,319,996
Bryan K. Guderian	839,993
Dennis C. Cameron	524,974

Former Officers(9)
James J. Bender	222,187
Rodney J. Sailor	0
Steven G. Natali	115,686

(3)	Option Awards: 2014 awards are granted under the terms of the WPX Energy, Inc., 2013 Incentive Plan and include non-qualified stock options. WPX amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can found in WPX’s Annual Report on Form 10-K for the year-ended December 31, 2014. The assumption used to value the option awards can be found in the WPX Annual Report on Form 10-K for the year-ended December 31, 2014.
(4)	Non-Equity Incentive Plan Compensation: Under AIP, the maximum annual incentive funding for NEOs is 200% of target except for the CEO which is 250%.
(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: WPX Energy does not sponsor a pension plan. A contribution was made to the NQDC plan for NEOs based on their 2013 eligible wages and is included in Column 7, All Other Compensation. No earnings are attributed to the plan for 2014.
(6)	All Other Compensation: Amounts shown represent payments made by WPX Energy on behalf of the NEOs. The total includes items such as 401(k) matching and WPX annual employer contribution, WPX non-qualified restoration plan employer contribution and perquisites (if applicable). Perquisites include financial planning services, legal expenses, annual executive physical exam, and personal use of the Company aircraft. Messrs Muncrief and Bender exceeded $10,000 in perquisites. Mr. Muncrief’s perquisites included financial planning ($3,560) and legal expenses ($12,715). Mr. Bender’s perquisites included financial planning ($7,500), executive physical ($2,887) and personal use of the Company aircraft ($11,567.) The incremental cost method was used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone, and catering. The cost for financial planning and executive physicals are actual expenses reimbursed or paid.
(7)	Richard E. Muncrief: Mr. Muncrief’s annual grant has a maximum potential of 200%. His inducement grant is based on stock price. The maximum potential of this grant equals the grant date value.
(8)	Clay M. Gaspar: Mr. Gaspar’s new hire performance grant is based on stock price. The maximum potential of this grant equals the grant date value.
(9)	Messrs. Bender, Natali and Sailor retired in 2014: Messrs. Bender and Natali received a pro-rated portion of their 2014 performance-based restricted stock with a maximum potential of 200%. Because Mr. Sailor retired in the month the grant was given, 100% of the 2014 performance-based restricted stock units were forfeited.

2014 Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding WPX Energy equity awards held by the NEOs at the end of the fiscal year 2014.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date(2)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights that have not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(3)
Richard E. Muncrief	5/15/2014		121,167		21.45	5/15/2024	5/15/2014	70,120	$815,496	140,240	$1,630,991
							5/15/2014	192,463	2,238,345	288,694	3,357,511

J. Kevin Vann	7/29/2014	0	23,790		21.81	7/29/2024	7/29/2014	32,095	373,265
	3/3/2014	0	6,476		17.47	3/3/2024	3/3/2014	9,368	108,950	5,621	65,372
	3/4/2013	2,604	5,208		14.41	3/4/2023	3/4/2013	10,818	125,813	6,491	75,490
	2/29/2012	3,904	1,953		18.16	2/28/2022	2/29/2012	11,977	139,293	4,861	56,533
	2/24/2011	3,560	0		16.46	2/24/2021
	2/23/2010	4,131	0		11.75	2/23/2020
	2/23/2009	2,019	0		6.02	2/23/2019
	2/25/2008	6,604	0		20.21	2/25/2018
	2/26/2007	4,375	0		15.67	2/26/2017

Clay M. Gaspar							10/27/2014	147,577	1,716,321	72,687	845,350

Bryan K. Guderian	3/3/2014	0	29,678		17.47	3/4/2024	3/3/2014	27,475	319,534	24,041	279,597
	3/4/2013	10,442	20,886		14.41	3/4/2023	3/4/2013	27,758	322,826	24,288	282,469
	2/29/2012	16,600	8,300		18.16	2/28/2022	2/29/2012	27,752	322,756	19,273	224,145
	2/24/2011	19,230	0		16.46	2/24/2021
	2/23/2010	23,951	0		11.75	2/23/2020
	2/23/2009	11,710	0		6.02	2/23/2019
	2/25/2008	21,429	0		20.21	2/25/2018
	2/26/2007	26,258	0		15.67	2/26/2017

Dennis C. Cameron
	3/3/2014	0	18,548		17.47	3/3/2024	3/3/2014	17,172	199,710	15,025	174,741
	3/4/2013	2,604	5,208		14.41	3/4/2023	3/4/2013	10,818	125,813	6,491	75,490
	2/29/2012	5,927	2,964		18.16	2/28/2022	2/29/2012	12,297	143,014	7,378	85,806

Former Officers
James J. Bender	3/19/2014	47,393	0		18.23	7/25/2019	3/19/2014	27,427	318,976	6,094	70,873
	3/4/2013	40,726	0		14.41	7/25/2019	3/4/2013	36,086	419,680	14,033	163,204

Rodney A. Sailor	2/29/2012	32,370	0		18.16	7/25/2019	2/29/2012	36,232	421,378	20,183	234,728
	2/24/2011	55,434	0		16.46	7/25/2019
	2/23/2010	68,205	0		11.75	7/25/2019
	2/25/2008	55,033	0		20.21	2/25/2018
	2/26/2007	52,517	0		15.67	2/26/2017
	3/3/2006	43,603	0		12.00	3/3/2016
	3/3/2014	37,097	0		17.47	3/31/2019	3/4/2013			12,953	150,643
	2/29/2012	33,615	0		18.16	3/31/2019	2/29/2012	.		18,068	210,131
	2/24/2011	18,678	0		16.46	3/31/2019			.
	2/25/2008	16,510	0		20.21	2/25/2018
	2/26/2007	17,068	0		15.67	2/26/2017

Steven G. Natali	3/3/2014	21,022	0		17.47	10/31/2019	3/3/2014			3,311	38,507
	3/4/2013	26,629	0		14.41	10/31/2019	3/4/2013	23,594	274,398	10,895	126,709
	2/29/2012	21,165	0		18.16	10/31/2019	2/29/2012	21,089	245,265	14,561	169,344
	2/24/2011	18,730	0		16.46	10/31/2019
	2/23/2010	20,956	0		11.75	10/31/2019
	2/23/2009	10,655	0		6.02	2/23/2019
	2/25/2008	17,874	0		20.21	2/25/2018
	2/26/2007	28,883	0		15.67	2/26/2017
	6/26/2006	6,937	0		12.32	6/26/2016
	3/3/2006	12,626	0		12.00	3/3/2016

Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that had not been 100% vested as of December 31, 2014.

Grant Date	Vesting Schedule	Vesting Dates
3/3/2014	One-third vests each year for three years	3/3/2015, 3/3/2016, 3/3/2017
3/4/2013	One-third vests each year for three years	3/3/2014, 3/4/2015, 3/4/2016
2/29/2012	One-third vests each year for three years	2/28/2013, 2/28/2014, 2/28/2015

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates.

Grant Date	Vesting Schedule	Vesting Dates
3/3/2014	One-third of time-based units vest annually from the grant date.	3/4/2015, 3/4/2016, 3/4/2017
3/4/2013	100% vests in three years	3/4/2016
2/29/2012	The majority vest in three years, with the exception of a retirement grant, which was made after the 2011 spin-off from Williams to compensate NEOs for a change in retirement benefits and which vests in five years. The number of shares for the retirement grant is: Mr. Vann (1,851), Mr. Guderian (5,726), Mr. Bender (3,193), and Mr. Natali (2,367).	2/28/2015, 2/28/2017

(3)	Values are based on closing stock price for WPX Energy of $11.63 on December 31, 2014.

(4)	All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. The grant payout is based on WPX’s TSR relative to its peer group over the three-year performance period. All of the awards will vest no earlier than three years from the grant date. The awards included on the table are outstanding as of December 31, 2014, and for the 2/29/2012 grant, includes the performance attainment of 65%.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards payable under WPX’s annual cash incentive program, RSUs with respect to WPX stock, and the grant of stock options to acquire WPX stock made during the fiscal year 2014 to the NEOs. All information is presented as of the grant date.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units(6)	All Other Option Awards Number of Securities Underlying Options(7)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target(3)		Maximum
Richard E. Muncrief(2)	5/15/2014	$800,000	$800,000	$2,000,000						121,167	$21.45	$1,224,998
	5/15/2014				0	288,694	(4)					$6,192,486
	5/15/2014				42,972	140,240		280,480				$3,008,148
	5/15/2014								192,463			$4,128,331
	5/15/2014								70,120			$1,504,074
J. Kevin Vann	7/29/2014	138,250	276,500	553,000						23,790	$21.81	$299,992
	7/29/2014								32,095			$699,992
	3/3/2014									6,476	$17.47	$71,495
	3/3/2014				1,686	5,621		11,242				$98,199
	3/3/2014								9,368			$163,659
Clay M. Gaspar(2)	10/27/2014	360,000	360,000	720,000						0
	10/27/2014				0	72,687	(5)				$18.16	$1,319,996
	10/27/2014								147,577			$2,679,998
Bryan K. Guderian	3/3/2014	140,000	280,000	560,000						29,678	$17.47	$299,997
	3/3/2014				7,212	24,041		48,082				$419,996
	3/3/2014								27,475			$479,988
Dennis C. Cameron	3/3/2014	113,750	227,500	455,000						18,548	$17.47	$187,491
	3/3/2014				4,507	15,025		30,050				$262,487
	3/3/2014								17,172			$299,995
Former Officers

James J. Bender	3/19/2014	315200	630,400	1,260,800						47,393	$18.23	$499,996
	3/19/2014				16,456	54,854		109,708				$999,988
	3/19/2014								27,427			$499,994
Rodney A. Sailor	3/3/2014	176,800	353,600	707,200						37,097	$17.47	$374,991
	3/3/2014				9,015	30,051		60,102				$524,991
	3/3/2014								34,344			$599,990
Steven G. Natali	3/3/2014	94,200	188,400	376,800						21,022	$17.47	$212,499
	3/3/2014				5,108	17,029		34,058				$297,497
	3/3/2014								19,461			$339,984

(1)	Non-equity Incentive Plan Awards are from WPX’s 2014 AIP. At threshold, the 2014 AIP awards would be 30% of target. The target amount is based upon attaining 100% of target performance goals for all five performance metrics. The maximum amount the NEOs can receive is 200% of their AIP target except for the CEO which is 250%.
(2)	As discussed above, in connection with the hiring of Messrs. Muncrief and Gaspar, their annual incentive awards for 2014 were guaranteed at a minimum of $800,000 for Mr. Muncrief and $360,000 for Mr. Gaspar.
(3)	Represents performance-based RSUs granted under WPX’s 2013 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the vesting date, subject to certain exceptions such as the executive’s death or disability. These shares will be distributed no earlier than the third anniversary of the grant other than due to a termination upon a change-in-control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.
(4)	Subject to the applicable award agreement, Mr. Muncrief’s performance-based inducement award vests as follows: (1) 50% of the award will vest if, at any time from the date of grant and before the third anniversary thereof, the closing price of the Company’s common stock is equal to or exceeds 115% of $21.01 for 20 consecutive trading days and (2) 50% of the award will vest if, at any time from the date of grant and before the third anniversary thereof, the closing price of the Company’s common stock is equal to or exceeds 130% of $21.01 for 20 consecutive trading days; provided that vested shares of common stock for these performance-based restricted stock units, if any, will be issued to the reporting person no earlier than the second anniversary of the date of grant.
(5)	Subject to the applicable award agreement, Mr. Gaspar’s performance-based new hire award vests as follows: (1) one-third of the award will vest if, at any time from the date of grant and before the third anniversary thereof, the closing price of the Company’s common stock is equal to or exceeds 115% of $18.16 for 20 consecutive trading days and (2) two-thirds of the award will vest if, at any time from the date of grant and before the third anniversary thereof, the closing price of the Company’s common stock is equal to or exceeds 130% of $18.16 for 20 consecutive trading days; provided that vested shares of common stock for these performance-based restricted stock units, if any, will be issued to the reporting person no earlier than the second anniversary of the date of grant.
(6)	Represents time-based RSUs granted under WPX 2013 Incentive Plan. One-third of time-based units vest annually from the grant date of 3/4/2015, 3/4/2016 and 3/4/2017. Mr. Muncrief’s time-based inducement grant is subject to a one-year vesting: 5/15/2015.
(7)	Represents stock options granted under WPX’s 2013 Incentive Plan. Stock options granted in 2014 become exercisable in three equal annual installments beginning one year after the grant date. One-third of the options vested on 3/4/2015. Another one-third on 3/4/2016, with the final one-third vesting on 3/4/2017. Once vested, stock options are exercisable for a period of ten years from the grant date.

2014 WPX Option Exercises and Stock Vested

The following table sets forth certain information with respect to options to acquire the stock of WPX exercised by the NEO and stock that vested during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard E. Muncrief	0	$0	0	$0
J. Kevin Vann	0	0	1,667	30,756
Clay M. Gaspar	0	0	0	0
Bryan K. Guderian	0	0	22,018	406,232
Dennis C. Cameron	0	0	0	0

Former Officers
James J. Bender	341,941	2,090,483	84,764	1,563,896
Rodney A. Sailor	122,581	1,305,381	63,644	1,352,561
Steven G. Natali	2,837	30,396	40,907	767,773

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to nonqualified deferred compensation during fiscal year 2014:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Richard E. Muncrief	$25,846	$44,923	$1,033	$0	$71,802
J. Kevin Vann		21,467	384	0	45,920
Clay M. Gaspar	2,076	2,243	13	0	4,333
Bryan K. Guderian		39,053	4,386	0	114,008
Dennis C. Cameron		27,266	411	0	54,026

Former Officers
James J. Bender		77,749	5,460	0	205,918
Rodney A. Sailor		26,719	3,884	-92,476	26,719
Steven G. Natali		24,907	1,047	0	90,480

(1)	Included in the Summary Compensation Table under column (6) All Other Compensation. Represents a non-contributory contribution made by the Company to its nonqualified plans on behalf of each NEO listed in the table. The contributions were made on January 31, 2015 but were attributable to 2014 compensation.
(2)	A diverse array of investment crediting options are available to participants that follow actual market investments. The menu is suited to variable levels of risk tolerance and preferred asset classes. Choices may be made as often as daily.

See “Executive Compensation — Compensation Discussion and Analysis — Benefits and Limited Perquisites” for a discussion of compensation that may be deferred. Distributions are available no sooner than six months after separation from service, with choices of lump sum or up to ten annual installments. Scheduled in-service distributions are also available.

Change-in-Control Agreements

WPX has entered into change-in-control agreements with certain officers, including each of our NEOs. The provisions of our agreements are described below. The definitions of words in quotations are also provided below.

If a “change-in-control” occurs and, within two years following such change-in-control (i) the employment of any NEO is terminated other than for “cause,” “disability,” “death,” or a “disqualification disaggregation” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off and any other amounts or benefits due but not paid (lump sum payment);

•	Prorated annual bonus for the year of separation through the termination date (lump sum payment);

•	A severance amount comprised of either (A) three times in the case of our CEO, or (B) two times in the case of our other NEOs the sum of the executive’s base salary plus an annual bonus amount equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100% (lump sum payment);

•	Continued participation in the medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock will vest and will be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s bylaws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000.

Our agreements provide a “best net” provision providing the NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full subjecting them to possible excise tax payments.

If an NEO’s employment is terminated for “cause” during the period beginning upon a change-in-control and continuing for two years, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

Our agreements with our NEOs use the following definitions:

“Cause” means an NEO’s:

•	conviction of or plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the code of business conduct of the Company or the policies of the Company; or

•	habitual or gross neglect of duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO; or acts or omissions with respect to which the Board of Directors could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our bylaws, indemnification agreement, or applicable law; or failure

(despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change-in-control and continuing for two years. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its affiliate or required by law shall not constitute Cause if the NEO cures the action or non-action within ten business days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of the Company’s counsel or as required by the legal process.

“Change-in-control” means:

•	Any person or group (other than an affiliate of the Company or an employee benefit plan sponsored by the Company or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 25% or more of the common stock of the Company or 25% or more of the combined voting power of all securities entitled to vote generally in the election of directors of the Company (“Voting Securities”);

•	The Company’s directors as of a date of the agreement (“Original Directors”) and directors approved after that date by at least two-thirds of the Original Directors cease to constitute a majority of the directors of the Company;

•	Consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then-outstanding common stock and Voting Securities representing at least 65% of the combined voting power of the then-outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•	Approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the consolidated assets of the Company or the complete liquidation of the Company other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding common stock of the Company and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by the Company immediately prior to the transaction.

A change-in-control will not occur if the NEO agrees in writing prior to an event that such an event will not be a change-in-control.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for 12 months or more or for which he/she is receiving income replacement benefits from a Company plan for not less than three months because of an impairment that is expected to last for not less than 12 months.

“Disqualification disaggregation” means:

•	the termination of an NEO’s employment from the Company or an affiliate before a change-in-control for any reason; or

•	the termination of an NEO’s employment by a successor (during the period beginning upon a change-in-control and continuing for two years), if the NEO is employed in substantially the same position and the successor has assumed the Company’s change-in-control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to the NEO’s peers, a successor company’s failure to honor the agreement or the failure of the Company’s Board of Directors to terminate an employee within 90 days of providing such employee of written notice of an act or omission constituting “cause.”

Termination Scenarios(6)

Name	Payment	For Cause(1)	Retirement(2)	Death & Disability(3)	Not for Cause(4)	CIC(5)
Richard E. Muncrief	Stock Options		n/a	$0	$0	$0
	Stock Awards			4,015,899	4,015,899	8,042,343
	Cash Severance			0	3,200,000	4,800,000
	Outplacement			0	0	25,000
	Health & Welfare			0	50,000	30,000
	Total	0	0	$4,015,899	$7,265,899	$12,897,343

J. Kevin Vann	Stock Options		n/a	$0	$0	$0
	Stock Awards			795,236	795,236	944,716
	Cash Severance			0	791,096	1,343,000
	Outplacement			0	25,000	25,000
	Health & Welfare			0	20,000	30,000
	Total	0	0	$795,236	$1,631,332	$2,342,716

Clay M. Gaspar	Stock Options		n/a	n/a	n/a	n/a
	Stock Awards			$1,176,285	$1,176,285	$2,561,671
	Cash Severance			0	675,000	1,360,000
	Outplacement			0	25,000	25,000
	Health & Welfare			0	20,000	30,000
	Total	0	0	$1,176,285	$2,483,285	$4,236,671

Bryan K. Guderian	Stock Options		$0	$0	$0	$0
	Stock Awards		655,014	1,152,147	1,152,147	1,751,326
	Cash Severance		0	0	972,865	1,360,000
	Outplacement		0	0	25,000	25,000
	Health & Welfare		0	0	20,000	30,000
	Total	0	$655,014	$1,152,147	$2,170,012	$3,166,326

Dennis C. Cameron	Stock Options		n/a	$0	$0	$0
	Stock Awards			531,424	531,424	804,575
	Cash Severance			0	756,063	1,155,000
	Outplacement			0	25,000	25,000
	Health & Welfare			0	20,000	30,000
	Total	0	0	$534,424	$1,335,487	$2,014,575

(1)	For Cause: For an NEO who is terminated for cause, all unvested stock options and stock awards cancel.
(2)	Retirement: If an NEO retires from WPX Energy, then all unvested stock options will fully accelerate. A pro-rated portion of the unvested time-based RSUs will accelerate and a pro-rated portion of any performance-based RSUs will vest on the original vesting date if the Compensation Committee certifies that the performance goals were met.
(3)	Death & Disability: If an NEO dies or becomes disabled, then all unvested stock options will fully accelerate. All unvested time-based RSUs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met.
(4)

Not for Cause: For an NEO who is involuntarily terminated who receives severance or for an NEO whose job is outsourced with no comparable internal offer, all unvested time-based RSUs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met. However, unless an NEO is retirement eligible, all unvested stock options cancel. Under the individual stock option agreements, if an NEO is retirement eligible, then all unvested stock options will fully accelerate.
(5)	CIC: See “Change-in-Control Agreements” section above.
(6)	Eligibility to participate in our executive severance pay plan is determined by the Compensation Committee in the case of an executive officer, and the CEO in the case of an employee who is not an executive officer. Our CEO is not covered by the executive severance pay plan, and instead is subject to an employment agreement. See “Executive Compensation — Compensation Discussion and Analysis — Determination of Total Compensation — 2014 Compensation Actions Associated With Recruiting Our CEO, Promoting Our Chief Financial Officer, and Recruiting Our Senior Vice President Operations and Resource Development.” A determination of whether an employee has been terminated for cause under our change-in-control agreements is determined by the Board. As previously disclosed, Messrs. Bender, Sailor, and Natali terminated their employment prior to December 31, 2014, so they have been omitted from the termination scenarios disclosed above.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance-based RSUs. If an award is covered by Section 409A of the Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Code and our award agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section above entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2015 Proxy Statement.

William R. Granberry, Chairman

Henry E. Lentz

David F. Work

Director Compensation

Our Compensation Committee is responsible for reviewing the compensation for non-management directors annually and recommending any changes to our Board of Directors. The objective of this annual review is to determine whether our director compensation is appropriate in relation to other comparable U.S. companies and is competitive to attract and retain the most qualified members for our Board of Directors.

Our non-management directors receive compensation in the form of both cash and equity, with a much greater proportion of the total compensation delivered in the form of restricted stock than in cash. This restricted stock vests one year after the date of grant. The emphasis on equity helps to align the interests of our directors with our stockholders. To further align the interests of our directors with the long-term interests of our stockholders, our stock ownership guidelines require each director to hold common stock of WPX at least equal to five times the annual cash retainer paid to directors. Under the guidelines, shares owned outright, restricted stock awards, and equity deferred under our nonqualified deferred compensation plan are counted as owned. If, on the annual compliance date of February 1 of each year, a director does not own shares equal to five times the annual cash retainer, that director is required to retain 50% of any WPX equity acquired through the vesting of restricted stock, net of taxes, until the next February 1 compliance date when his or her WPX stock ownership meets the required multiple of pay.

Under our non-qualified deferred compensation plan, non-management directors may defer up to 100% of their annual cash retainer and/or 100% of their annual equity grant. Any cash or equity deferred is paid when the director leaves our board.

The following table summarizes our director compensation program for 2014 and provides a breakdown of director compensation in the form of cash versus equity:

Board Members	Dollar Value	Percentage of Retainer
Annual Cash Retainer	$75,000	29%
Annual Equity Retainer — Restricted Stock	185,000	71%
Total Annual Retainer	260,000	100%
Committee Chairs
Additional Cash Retainer	15,000
Non-Executive Chairman — Additional Retainer
Annual Cash Retainer	50,000	21%
Annual Equity Retainer — Restricted Stock	190,000	79%
Total Additional Retainer	240,000	100%

Director Compensation Table

The following table sets forth certain information with respect to the compensation of the board of directors earned during fiscal year 2014.

Name	Fees Earned or Paid in Cash	(3)(4) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	(5) All Other Compensation	Total
John A. Carrig	$0	$0	$0	$0	$0	$274,993	$274,993
William R. Granberry	90,000	184,993	0	0	0	11,500	286,493
Don J. Gunther(1)	31,250	0	0	0	0	0	216,233
Robert K. Herdman	90,000	0	0	0	0	196,993	286,993
Kelt Kindick	75,000	184,993	0	0	0	17,000	276,993
Karl F. Kurz(2)	75,000	246,650	0	0	0	0	321,650
Henry E. Lentz	75,000	184,993	0	0	0	6,000	259,993
George A. Lorch	90,000	184,993	0	0	0	2,500	277,493
William G. Lowrie	125,000	374,994	0	0	0	20,000	519,994
Kimberly S. Lubel	75,000	184,993	0	0	0	10,000	269,993
David F. Work	75,000	184,993	0	0	0	40,000	299,993

(1)	Mr. Gunther retired on May 20, 2014. The amount disclosed in the “Fees Earned or Paid in Cash” column represents payment for January through May 2014. Mr. Gunther did not receive a 2014 equity grant.
(2)	Mr. Kurz’s annual stock award includes both the annual director’s grant and a prorated award to reflect his partial year of service as a director following his election to the Board on January 8, 2014.
(3)	Represents the grant date fair value of the 2014 stock awards based on a $21.13 per share grant-date stock price.

Name	Grant Date	Shares Granted (#)	Grant Date Fair Value
John A. Carrig	5/22/2014	8,755	184,993
William R. Granberry	5/22/2014	8,755	184,993
Don J. Gunther	n/a	0	0
Robert K. Herdman	5/22/2014	8,755	184,993
Kelt Kindick	5/22/2014	8,755	184,993
Karl F. Kurz	5/22/2014	11,673	246,650
Henry E. Lentz	5/22/2014	8,755	184,993
George A. Lorch	5/22/2014	8,755	184,993
William G. Lowrie	5/22/2014	17,747	374,994
Kimberly S. Lubel	5/22/2014	8,755	$184,993
David F. Work	5/22/2014	8,755	184,993

(4)	The non-employee directors have the following stock and option awards outstanding as of December 31, 2014:

Name	Outstanding Option Award(#)	Outstanding Stock Awards(#)
John A. Carrig	0	18,145
William R. Granberry	11,840	8,755
Don J. Gunther	0	0
Robert K. Herdman	0	18,145
Kelt Kindick	0	8,755
Karl F. Kurz	0	11,673
Henry E. Lentz	0	8,755
George A. Lorch	0	79,744
William G. Lowrie	0	17,747
Kimberly S. Lubel	0	8,755
David F. Work	0	8,755

(5)	All other Compensation: The amounts disclosed in the “All Other Compensation” column relate to deferred Fees Earned or Paid in Cash, deferred Stock Awards (at grant date value), and matching contributions under our matching gifts program, which includes 501(c)(3) organizations. Non-employee directors may participate in our matching gift programs to certain charitable organizations on the same basis as NEOs of the Company. Under these programs, we will match dollar-for-dollar up to $40,000 in certain circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning WPX common stock that may be issued upon the exercise of options, warrants and rights under WPX Energy, Inc. 2013 Incentive Plan as of December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1 st Column of This Table)
Equity compensation plans approved by security holders	7,739,184	$14.80	3,976,362

(1)	Excludes the shares issuable upon the vesting of restricted stock units and restricted stock awards included in the first column of this table for which there is no weighted-average exercise price.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our annual meeting of stockholders held on May 22, 2013, our stockholders elected to have any advisory vote on executive compensation every year. We are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs for 2014. This compensation is described in the “Executive Compensation” section and includes the Executive Summary, Compensation Discussion and Analysis, and the compensation tables and related disclosures.

As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to focus our executive officers on our strategy of growing profitable production and reserves while keeping our unit cost down, generating positive cash flow, and maintaining adequate liquidity to meet business objectives. We employ performance metrics tied to our strategy so we encourage performance that creates long-term value for our stockholders. Our Compensation Committee oversees our executive compensation program and maintains a focus on paying our executive officers for performance, not only through the use of performance metrics tied to our strategy but also by using a mix of compensation elements weighted more heavily to pay that varies based on WPX’s performance.

In 2014, we received a favorable advisory vote on our executive compensation program, with 98 percent of the Company’s shares being voted to approve the executive compensation program. Our Compensation Committee believes this affirms the stockholders’ support of our executive compensation program. Accordingly, no significant changes have been made to the structure of the Company’s executive compensation programs since the vote.

Highlights of our executive compensation program include:

•	The majority compensation paid to our executives is performance-based.

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking.

•	Our stock ownership guidelines encourage our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests.

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate.

•	Our recoupment policy requires recovery of all performance-based incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results.

•	Our change-in-control agreements have a double trigger for payments, equity awards, and other benefits so they are not triggered solely on a change-in-control.

•	We provide very limited perquisites to our NEOs.

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and to lead discussions on trends within our industry.

•	When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios.

•	Our performance-based RSU program prohibits payouts in excess of 100% if absolute TSR is negative, regardless of the ranking of our TSR relative to peers.

•	Other than the limited-term, three-year employment contract entered into with our CEO in connection with his recruitment, we do not provide employment contracts to any of our NEOs.

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits or the limited perquisites that we offer.

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers.

•	We do not permit our directors or executive officers to engage in margin trading of our stock.

•	We have adopted an anti-pledging policy.

•	Our incentive plan prohibits the re-pricing and backdating of stock options without stockholder approval.

We are asking our stockholders to indicate their support for our executive compensation programs. We believe the information provided in this Proxy Statement demonstrates that our executive compensation program is designed and operates to align the interests of our executive officers with the interests of our stockholders to create value over the long-term.

This vote is not intended to address any specific item of compensation but instead our overall compensation program and philosophy. While this vote is advisory and not binding, we will consider the outcome of the vote, along with other relevant factors, when making future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Procedures for Review and Approval of Related-Party Transactions

The Board has adopted policies and procedures with respect to related-person transactions as part of the Audit Committee charter. Any proposed related-person transaction involving a member of the Board or the Chief Executive Officer must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons. If it is impractical to convene an Audit Committee meeting before a related-person transaction occurs, the chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related-person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its chair, or the Board, as the case may be, in good faith, may approve only those related-person transactions that are in, or not inconsistent with, WPX Energy’s best interests and the best interests of our stockholders. In conducting a review of whether a transaction is, or is not inconsistent with the best interest of WPX Energy and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2014, Messrs. Granberry, Lentz and Work served on the Compensation Committee. None of these individuals has been an officer or employee of the Company or any of its subsidiaries at any time. In 2014, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL 3 — DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board is submitting for consideration by stockholders an amendment to the Company’s Certificate of Incorporation to provide for the phased elimination of the Company’s classified board structure (the “Proposed Charter Amendment”). The Company’s current Certificate of Incorporation divides the Board into three classes that are elected by class for three-year terms. The text of the Proposed Charter Amendment is attached as Appendix A to this proxy statement. If the Proposed Charter Amendment is approved by stockholders at the Annual Meeting, the current classified Board will be declassified over a two-year period, as follows:

•	Class III directors will be elected at the Annual Meeting for a one-year term, and they and any successors will stand for re-election at our 2016 annual meeting;

•	Class I directors will serve out their current three-year terms, and they and any successors will stand for election to a one-year term at our 2016 annual meeting; and

•	Class II directors will serve out their current three-year terms, and they and any successors will stand for election to a one-year term expiring at our 2017 annual meeting.

If adopted, the Proposed Charter Amendment would not change:

•	the present number of directors;

•	the Board’s authority to change that number and to fill any vacancies or newly-created directorships; or

•	provisions in our Certificate of Incorporation stating that at all times directors are elected to serve for their respective terms and until their successors have been elected and qualified.

The Proposed Charter Amendment is a result of ongoing review of corporate governance matters by the Nominating and Governance Committee of the Board. In evaluating the classified board structure, the Committee considered arguments on both sides of the issue, including the increasing number of companies that provide for annual election of directors and stockholder demands for accountability through annual elections. The Committee in its evaluation gave considerable weight to the approval at the 2014 Annual Meeting of a stockholder proposal urging the Board to take the necessary steps to elect directors annually. The Committee also considered the benefits of retaining the classified board structure, which include continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company. The Committee also took into account some current conditions that suggest reasons for retaining a classified board structure, including:

•	the elimination of broker discretionary voting in director elections;

•	increased influence of large investors focused on short-term objectives;

•	increased reliance on proxy advisory firms’ voting recommendations; and

•	the importance of assembling and maintaining a well-rounded, diverse and collegial board.

In recognition that there are different perspectives on this issue, the Board has determined that it is advisable, and in the best interests of stockholders, to submit the Proposed Charter Amendment for consideration at the Annual Meeting. If adopted, the Proposed Charter Amendment will become effective upon the filing of an amended and restated certificate of incorporation with the Secretary of State of Delaware. We intend to make such a filing promptly if stockholder approval is obtained. The affirmative vote of the holders of at least 75 percent of the outstanding shares entitled to vote at the Annual Meeting is required to approve the Proposed Charter Amendment. If the Proposed Charter Amendment is not approved, the Board will remain classified, and directors elected at the Annual Meeting will remain Class III directors with three-year terms expiring at our 2018 Annual Meeting. The continued classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of stockholders would be necessary for stockholders to effect a change in a majority of the members of our Board.

The Board recommends a vote FOR the proposal to adopt the Proposed Charter Amendment and encourages all stockholders to vote as they believe appropriate.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE WPX ENERGY, INC. 2013 INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES

On March 19, 2015, the Board adopted, subject to shareowner approval, an amendment to the WPX Energy, Inc. 2013 Incentive Plan (“Plan”) to increase the number of shares authorized for issuance under the Plan (the “Proposed Incentive Plan Amendment”). Stockholders originally approved the current Plan at our 2013 Annual Meeting of Stockholders, which authorized the issuance of up to 19,772,757 shares (11,000,000 originally authorized under the 2011 Incentive Plan, which was approved before our spin-off from Williams, plus 8,772,575 shares previously issued under the 2011 Incentive Plan in substitution for awards made to our employees under equity incentive plans of Williams), of which 1,939,626 shares remained available for future issuance under the Plan as of March 5, 2015. If approved, the Proposed Incentive Plan Amendment would authorize an additional 10,000,000 shares for issuance under the Plan such that a total of 11,939,626 shares would be available for issuance following shareowner approval (the 11,939,626 shares represent 1,939,626 shares remaining as of March 3, 2015, plus 10,000,000 new shares), and 20,680,725 shares will be subject to the plan (the 20,680,725 shares represent the 11,939,626 shares available for issuance plus the 8,741,099 shares subject to awards already issued but subject to forfeiture; per the terms of the existing Plan, any shares subject to awards that are forfeited, terminated or settled in cash shall again be available for grant.). The amendment would not make any other changes to the Plan. The text of the Proposed Incentive Plan Amendment is attached as Appendix B to this proxy statement.

The Board recommends that stockholders approve the Proposed Incentive Plan Amendment. The Board believes the Plan helps us compete for, motivate, and retain high caliber executive, administrative, and professional employees. The Board of Directors believes it is in the best interest of WPX and its stockholders for the stockholders to approve the amendment to the Plan. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to approve the Proposed Incentive Plan Amendment.

Key Data

The following table provides information regarding our annual burn rate and overhang for the past three years.

	Burn Rate		Overhang
	WPX	Peer Group	WPX	Peer Group
2012	1.60%	1.50%	8.40%	6.50%
2013	1.30%	1.45%	7.40%	6.42%
2014	1.20%	n/a^	5.99%	n/a

Principal Features of the Plan

Capitalized terms used in this proposal and not otherwise defined have the meanings set forth in the Plan.

Some key features of the Plan of interest to stockholders, which are described more fully below, include:

•	awards have a double trigger in the event of a change-in-control;

•	a prohibition against the repricing of stock options and stock appreciation rights;

•	a prohibition against granting options with an exercise price less than the fair market value of a share on the grant date; and

•	a provision requiring the Board to review and seek recoupment of any performance-based awards made to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for a significant restatement of our financial results.

Purpose

The Plan is intended to allow selected employees and officers to acquire or increase equity ownership, thereby strengthening their commitment to our success and stimulating their efforts on our behalf, and to assist us in attracting new employees and officers and retaining existing employees and officers. The Plan is also intended to provide annual cash incentive compensation opportunities to designated executives that are competitive with those of other major corporations, to optimize our profitability and growth through incentives that are consistent with our goals, and to attract and retain highly qualified persons to serve as non-management directors and to promote ownership by such non-management directors of a greater proprietary interest, thereby aligning such non-management directors’ interests more closely with the interests of our stockholders.

Administration

The Plan is administered by the Board of Directors with respect to non-management director grantees and the CEO and by the Compensation Committee of the Board with respect to all other executive officers. Unless the Board or the Compensation Committee chooses to administer the Plan with respect to other grantees, the CEO will do so, provided the CEO is a member of the Board. The relevant person or group that administers the Plan is referred to in this summary as the “Committee.” Subject to the terms of the Plan, the Committee has full power and discretion:

•	to select those persons to whom awards will be granted (other than with respect to annual grants to non-management directors, which are automatic);

•	to determine the amounts and terms of awards, to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule;

•	to determine and change the conditions, restrictions, and performance criteria relating to any award;

•	to make adjustments in the terms and conditions of awards;

•	to construe and interpret the Plan and any award;

•	to establish, amend, and revoke rules and regulations for the administration of the Plan;

•	to make all determinations deemed necessary or advisable for the administration of the Plan; and

•	to exercise any powers and perform any acts it deems necessary or advisable to administer the Plan and, subject to certain exceptions, to amend, alter, or discontinue the Plan or amend the terms of any award.

Eligibility

The Plan provides for awards to employees and officers of WPX and our affiliates. Some awards will be provided to officers and others who are deemed to be “insiders” for purposes of Section 16 of the Exchange Act. Cash awards under the Plan may be made only to those executives whose compensation during a year is expected to be subject to the deductibility limits under Section 162(m) of the Internal Revenue Code. As of December 31, 2014, we had approximately 1,064 employees and officers, and management estimates that approximately 36% of such employees and officers will be granted awards under the Plan. An affiliate is defined in the Plan as any entity, individual, venture, or division that, directly or indirectly, through one or more intermediaries, is controlled by WPX.

The Plan also provides for automatic annual awards to non-management directors, and for non-management directors to elect to receive director fees or other awards in common stock or restricted stock units. If the nominees for election named in this proxy statement are elected, ten directors will qualify as non-management directors under the Plan in 2015.

Participation

The Committee may make award grants to eligible grantees in its discretion, subject to the limits on awards described below.

Automatic annual awards to non-management directors consist of grants to each non-management director of shares and/or restricted stock units. Those annual awards may not exceed a fair market value at the close of business on the grant date of up to $500,000. In addition, the Plan permits permit non-management directors to elect to receive all or part of their cash fees in the form of restricted stock units or shares, as described below.

Offering of Common Stock

As of March 5, 2015, 1,939,626 shares of common stock were available for granting of new awards. (The term “shares” or “stock” in this summary refers to common stock unless otherwise indicated.) The stock delivered to settle awards under the Plan may be authorized and unissued shares or treasury shares, including shares repurchased for purposes of the Plan. If any shares subject to any award are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards generally may again be available for issuance under the Plan. However, shares withheld or surrendered in payment of the exercise price for stock options or withheld for taxes on the exercise or settlement of an award will not be available for issuance under the Plan.

In the event of a dividend or other distribution (whether in the form of cash, shares, or other property, but excluding regular, quarterly cash dividends), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination, or similar transaction or event that affects the common stock (but only if the transaction or event does not involve the receipt of consideration by us), then the Committee shall, in such manner as it deems equitable in order to prevent dilution or enlargement of the rights of grantees, make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards (whether or not then outstanding) and the exercise price or grant price relating to an award.

Limits on Awards

The Plan contains limits on the number of shares and the amount of cash that may be issued as awards. To the extent the Committee determines that compliance with the performance-based exception to tax deductibility limitations under Internal Revenue Code Section 162(m) is desirable, awards may not be granted to any individual for an aggregate number of shares of common stock in any fiscal year that exceeds 3,500,000 shares of common stock, and those executives whose compensation during a year is expected to be subject to the deductibility limits under Section 162(m) of the Internal Revenue Code may not be granted awards payable in cash in any fiscal year that exceed as to each individual $15,000,000.

Summary of Awards under the Plan (including what rights as a stockholder, if any, are provided by an award)

The Plan permits the granting of restricted stock units and/or shares to non-management directors. Generally, each member of our Board of Directors who is not our employee will be granted on each regularly scheduled annual meeting of the stockholders restricted stock units representing and/or shares having a fair market value on the grant date of up to $500,000. Non-management directors may elect to defer receipt of such restricted stock units and shares until a time after the date that they would otherwise vest.

Director Election To Receive Cash Fees as Shares or Restricted Stock Units. Each director who is not our employee may elect to receive his or her director fees otherwise payable in cash in the form of shares or restricted stock units valued at the fair market value at the close of business of the common stock on the date the fees would otherwise have been payable in cash. Directors may also elect to defer receipt of director fees. All such deferrals will be in the form of restricted stock units in lieu of cash or shares.

The Plan permits the granting of any or all of the following types of awards to all grantees, other than non-management directors:

•	stock options, including incentive stock options (ISOs);

•	restricted stock;

•	restricted stock units;

•	performance units;

•	performance shares;

•	stock appreciation rights; and

•	other stock-based awards valued in whole or in part by reference to or otherwise based on the common stock or other securities.

Generally, awards under the Plan are granted for no consideration other than prior and future services. Awards granted under the Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Plan or other plan sponsored by us or an affiliate.

Stock Options. The Committee is authorized to grant stock options, including ISOs. A stock option allows a grantee to purchase a specified number of shares at a predetermined price during a fixed period measured from the date of grant. The purchase price per share of stock subject to a stock option is determined by the Committee and cannot be less than 100% of the fair market value of a share on the grant date. Except in the case of a change in the capital structure of WPX or an extraordinary distribution to stockholders, the Committee has no authority to reprice an option without stockholder approval. The term of each option is fixed by the Committee, provided that it may not exceed ten years from the grant date. Such awards are exercisable in whole or in part at such time or times as determined by the Committee. Options may be exercised by payment of the purchase price in cash or stock or in the manner as determined by the Committee. The value of our common stock underlying the options was $10.76 per share as of March 16, 2015.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock consisting of shares that may not be disposed of by grantees until certain restrictions established by the Committee lapse. A grantee receiving restricted stock will have all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends on shares once they vest, unless the Committee otherwise determines. The Committee may also make awards of restricted stock units, generally consisting of a right to receive shares at the end of a specified period of restriction. Awards of restricted stock units are subject to such limitations as the Committee may impose, which limitations may lapse at the end of the restricted period, in installments or otherwise. Restricted stock unit awards carry no voting or dividend rights or other rights associated with stock ownership. On termination of employment during the period of restriction, unvested restricted stock or restricted stock units will be forfeited subject to such exceptions, if any, as are authorized by the Committee.

No Dividend Equivalents. Dividend equivalents may not be granted under the Plan with respect to any awards.

Performance Units. The Committee may grant performance units, which entitle a grantee to cash or shares conditioned on the fulfillment of certain performance conditions and other restrictions as specified by the Committee. A performance unit is valued based on a value established by the Committee. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards. It is expected that long-term performance incentives will be granted as performance units and that the performance measures will generally be selected from among those listed in the Plan.

Performance Shares. The Committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned on the fulfillment of certain performance conditions and other restrictions as specified by the Committee. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards. These awards may be granted as a form of annual or long-term performance bonuses. Performance measures will generally be selected from among those listed in the Plan.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, which entitle a grantee the right to receive on exercise of the stock appreciation right an amount equal to the difference between base amount of the stock appreciation right and the fair market value of a share on the exercise date, multiplied by the number of shares with respect to which the stock appreciation right relates. The Committee determines the terms and conditions of such awards, including the base amount of the stock appreciation right. Except in the case of a change in the capital structure of WPX or an extraordinary distribution to stockholders, the Committee has no authority to reprice a stock appreciation right without stockholder approval.

Other Stock-Based Awards. In order to enable us to respond to significant regulatory developments as well as to trends in executive compensation practices, the Plan authorizes the Committee to grant awards that are valued in whole or in part by reference to or otherwise based on our securities. The Committee shall determine the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards. The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or payable under the Plan, or as a condition to accelerating the timing of the grant or vesting of an award.

The performance measure(s) to be used for purposes of any awards intended to satisfy the “performance-based” exception to the limitations of Internal Revenue Code Section 162(m) will be chosen from among the following:

•	earnings (either in the aggregate or on a per-share basis);

•	net income;

•	operating income;

•	operating profit;

•	cash flow;

•	stockholder returns (including return on assets, investments, equity, or gross sales) (including income applicable to common stockholders or other class of stockholders);

•	return measures (including return on assets, equity, sales, or capital expenditures);

•	earnings before or after either, or any combination of, interest, taxes, depreciation amortization or exploration cost (EBITDAX);

•	gross revenues;

•	share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time);

•	reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units;

•	net economic value;

•	market share;

•	annual net income to common stock;

•	earnings per share;

•	annual cash flow provided by operations;

•	changes in annual revenues;

•	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	reserve growth (reserve replacement) or reserves per share;

•	reserve replacement efficiency ratio;

•	productions growth or production per share;

•	drilling results;

•	development costs;

•	sales;

•	costs;

•	results of customer satisfaction surveys;

•	aggregate product price and other product price measures;

•	safety record;

•	operating and maintenance cost management;

•	energy production availability performance measures;

•	debt rating; and/or

•	achievement of objective business or operational goals such as market share and/or business development.

The Committee has the discretion to adjust the determinations of the degree of attainment of the pre-establishes performance goals; provided, however, that awards which are designed to qualify for the performance-based exception to the limitations of Section 162(m) may not be adjusted upward (the Committee retains the discretion to adjust such awards downward) so as to cause the performance-based exception to be unavailable.

Payment and Deferral of Awards. In general, awards may be settled in cash, stock, other awards, or other property, in the discretion of the Committee in accordance with the Plan. The Committee may require or permit grantees to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish. The Plan authorizes the Committee to place shares or other property in trusts or to make other arrangements to provide for payment of obligations under the Plan. The Committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

Transfer Limitations on Awards. Awards granted under the Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution. Each award will be exercisable during the grantee’s lifetime only by the grantee or, if permitted under applicable law, by the grantee’s guardian or legal representative. However, certain transfers of awards for estate planning purposes may be permitted in the discretion of the Committee.

Amendment to and Termination of the Plan

The Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of the New York Stock Exchange (or any securities exchange or other form of securities market on which the common stock is then listed or quoted). The Board, in its discretion, may seek to obtain stockholder approval for amendments or other actions affecting the Plan for which stockholder approval is not required in any circumstance that the Board determines such approval would be advisable. In addition, subject to the terms of the Plan, no amendment or termination of the Plan may materially and adversely affect the right of a grantee under any award granted under the Plan (other than an amendment to the change-in-control provisions of the Plan prior to the time that a change-in-control of the ownership of WPX may occur).

Change-in-Control

If, on or within two years after a change-in-control of the ownership of WPX (“Change-in-Control”), a grantee’s employment (but not including service as a director) is terminated without cause or by the grantee for good reason:

•	all of the grantee’s outstanding awards will become fully vested;

•	all performance criteria will be deemed fully achieved at the target level, to the extent applicable; and

•	the grantee’s non-qualified options will continue to be exercisable for 18 months (but no longer than the remaining original option term).

For purposes of the Plan, a Change-in-Control is generally deemed to have occurred on:

•	the acquisition of 25% or more of the ownership of WPX by any entity, person, or group other than WPX or its control group;

•	merger, reorganization, or consolidation that results in a more than 35% change in ownership of WPX;

•	The Company’s directors as of a baseline date (“Incumbent Directors”) and directors approved after that date by at least two-thirds of the Incumbent Directors cease to constitute a majority of the directors then serving;

•	consummation of a liquidation or dissolution of WPX; or

•	consummation of a sale or other disposition of all or substantially all of the assets of WPX that results in a more than 50% change in ownership of its assets.

The Plan reserves to the Board the right to amend the provisions of the Plan dealing with the possible future occurrence of a Change-in-Control (including with respect to outstanding awards) without the consent of the grantee at any time prior to the occurrence of a Change-in-Control.

Federal Income Tax Consequences

We believe that under present law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is for stockholder information purposes and is not intended to provide tax advice to grantees. The grant of an option (including a stock-based award in the form of a purchase right) will create no tax consequences for the grantee or us. The grantee will have no taxable income on exercising an ISO (except that the alternative minimum tax may apply) and we will receive no deduction at the time. Upon exercising an option other than an ISO, the grantee must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise. In the case of options other than ISOs, we will be entitled to a deduction for the amount recognized as ordinary income by the grantee. The treatment to a grantee of a disposition of shares acquired on the exercise of an option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequences to us in connection with a disposition of shares acquired under an option except that we will be entitled to a deduction (and the grantee will recognize ordinary taxable income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied. Different tax rules apply with respect to grantees who are subject to Section 16 of the Exchange Act, when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute. Different rules may also apply to an option exercised by a director less than six months after the date of grant.

With respect to other awards granted under the Plan that may be settled either in cash, in stock or other in property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. We will be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will be entitled to a deduction for the same amount. In certain circumstances, a grantee may elect to be taxed at the time of receipt of shares or other property rather than on the lapse of restrictions on transferability or the substantial risk of forfeiture.

Section 409A was added to the Internal Revenue Code of 1986, as part of the American Jobs Creation Act of 2004. Section 409A generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income by the grantee to the extent not subject to a substantial risk of forfeiture. Section 409A makes important changes in the law governing deferred compensation, including expanding the types of arrangements and plans that are deemed to constitute deferred compensation. Under Section 409A a grantee receiving deferred compensation may be subject to additional income taxation on amounts deferred and the Company has certain reporting obligations relating to payment of deferred compensation. Even where the Committee determines in its discretion that it is desirable to comply with Section 409A and attempts to structure awards accordingly, awards under the Plan may not in certain cases comply with Section 409A. In order to increase the likelihood of compliance in those situations where the Committee deems compliance desirable, both the Plan and outstanding award agreements will be amended or deemed modified in as close a manner as possible to give effect to the original terms of the award, or, only if necessary because an amendment would not avoid the additional income tax rescinded. Any of these actions may be taken by the Committee without the consent of any grantee.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of foreign, state, and local tax laws. Because of the variety of awards that may be made under the Plan and the complexities of the tax laws, grantees are encouraged to consult a tax advisor as to their individual circumstances.

New Plan Benefits

The number of shares that may be ~~awarded~~ subject to new awards under the Plan is 11,939,626. (There are also 8,741,099 shares subject to awards already issued under the Plan but that remain subject to forfeiture. Per the terms of the existing Plan, any shares subject to awards that are forfeited, terminated or settled in cash shall again be available for grant.) It is not possible to determine (1) how many discretionary grants, nor what types, will be made in the future to grantees; (2) how many discretionary grants will vest rather than be forfeited; (3) the dollar value or number of shares of our common stock that will be distributed to grantees; and (4) the number of shares that will be deliverable under the Plan to non-management directors as common stock or restricted stock units in lieu of fees at the election of each non-management director.

Existing Plan Benefits

The following table sets forth information with respect to options and other awards granted during the year ended December 31, 2014.

Name	Dollar Value ($)	Number of Units
Richard E. Muncrief	$2,446,487	331,527
J. Kevin Vann	$547,587	77,350
Clay M. Gaspar	$2,561,670	220,264
Bryan K. Guderian	$599,131	81,194
Dennis C. Cameron	$374,451	50,745
Executive group	$9,171,302	1,119,110
Non-executive director group	$1,156,720	99,460
Non-executive officer employee group	$12,255,206	1,120,832

The following table sets forth information with respect to options only that were granted during the year ended December 31, 2014. No options were granted to any director nominee, any current independent director, any associate of a director nominee, current director, or executive officer

Name	Number of Options
Richard E. Muncrief	121,167
J. Kevin Vann	30,266
Clay M. Gaspar	—
Bryan K. Guderian	29,678
Dennis C. Cameron	18,548
Executive group	330,520
Non-executive officer employee group	67,074

Current Awards Outstanding

Set forth below is information regarding shares currently outstanding under the Plan and prior plans. The Company made its annual award grant to employees in March 2015 and those awards are included in the data below.

Selected data as of March 5, 2015:

Stock options outstanding	2,912,937
Weighted average exercise price	$15.06
Weighted average remaining contractual life	5.16 years
Restricted share units outstanding (unvested)	5,828,162
Shares remaining for grant under the 2013 Plan	1,939,626

Vote Required

Adoption of the proposal to amend the Plan requires an affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting of stockholders.

The Board of Directors recommends you vote FOR approval of the amendment to the WPX Energy, Inc., 2013 Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Corporate Governance Guidelines and are financially literate as defined by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors. Consistent with this charter, the Audit Committee assists the Board of Directors with its oversight responsibilities as they relate to:

•	the integrity of the Company’s financial statements;

•	the effectiveness of the Company’s internal controls over financial reporting;

•	the Company’s compliance with legal and regulatory requirements;

•	the implementation and effectiveness of the Company’s ethics and compliance program;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s independent auditor and internal auditors.

The Audit Committee also has responsibility for preparing this report, which must be included in our proxy statement, and appointing and retaining the Company’s independent auditor. In order to meet the responsibilities assigned to it under its charter, the Audit Committee performs a number of tasks, including the following:

•	Advance review of all audit and legally permitted non-audit services to be provided by our independent auditor. This task includes sole approval authority for the fees and terms of the auditor’s engagement.

•	Review of the Company’s audited financial statements and quarterly financial statements. In connection with this task, the Audit Committee focuses on several factors, including the independent auditor’s judgment of the quality of the Company’s accounting principles and major issues regarding judgments made in connection with the preparation of financial statements.

•	At least an annual evaluation of the independent auditor’s qualifications and performance. In connection with this task, the Audit Committee focuses on several factors, including a review of the auditor’s internal quality control procedures and the results of a formal evaluation process in which management prepares an assessment of the auditor’s performance.

•	At least an annual evaluation of the independent auditor’s independence.

•	Quarterly reviews of the Company’s earnings press releases as well as reviews of guidance provided to investors.

•	Periodic reviews of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

•	Periodic reviews of the Company’s program for assessing and managing risks, including steps management has taken to monitor and control exposures to such risks.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed, with both management and Ernst & Young LLP, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young LLP’s attestation.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2014, December 31, 2013 and December 31, 2012.

The Audit Committee discussed with Ernst & Young LLP all matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, management’s report on internal controls over financial reporting, independent discussions with management and Ernst & Young LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that each of (1) the audited consolidated financial statements for the years ended December 31, 2014, December 31, 2013 and December 31, 2012, and (2) management’s report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC.

Members of the Audit Committee

Robert K. Herdman, Chairman

John A. Carrig

Kelt Kindick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst &Young LLP for the audit of financial statements and other services in 2013 and 2014.

(in millions)	2014	2013
Audit Fees(1)	$3.6	$4.1
Audit-Related Fees(2)	$0.1	$0.1
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$3.7	$4.2

(1)	The aggregate audit fees in 2014 and 2013 billed by Ernst & Young LLP were for fees associated with the audit of the Company’s consolidated financial statements, the audit of its internal control over financial reporting, the review of its quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings, including consulting services and services in connection with the Company’s Form S-3 and Form S-8 filings.
(2)	The aggregate fees billed by Ernst & Young LLP for audit-related fees consisted of services in connection with a prospective MLP.

In 2014 and 2013, all of Ernst & Young LLP’s fees were pre-approved by the Company’s Audit Committee.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance.”

PROPOSAL 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Board has proposed that stockholders ratify this appointment at the Annual Meeting. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from stockholders.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December  31, 2015. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 16, 2015, with respect to the number of shares of common stock owned by (a) each director and nominee for director of the Company, (b) each named executive officer of WPX, (c) all directors and executive officers and nominees as a group and (d) each stockholder known by WPX to own beneficially more than five percent of a class of the outstanding common stock. Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name.

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)		Options Exercisable Within 60 Days of March 16, 2015(3)	Total(1)(2)(3)		Percent of Class (4)
John A. Carrig	35,952		0	35,952		*
William R. Granberry	85,060	(5)	11,840	96,900	(5)	*
Robert K. Herdman	35,952		0	35,952		*
Kelt Kindick	36,276		0	36,276		*
Karl F. Kurz	11,673		0	11,673		*
Henry E. Lentz	35,952		0	35,952		*
George A. Lorch	145,721		0	145,721		*
William G. Lowrie	155,325		0	155,325		*
Kimberly S. Lubel	35,952		0	35,952		*
David F. Work	37,952		0	37,952		*
James J. Bender	128,739		395,281	524,020		*
Dennis C. Cameron	121,931		20,281	142,212		*
Clay M. Gaspar	346,314		0	346,314		*
Bryan K. Guderian	267,646		188,484	456,130		*
Richard E. Muncrief	1,163,601		40,389	1,203,990		*
Steven G. Natali	45,129		185,477	230,606		*
Rodney J. Sailor	29,651		122,968	152,619		*
J. Kevin Vann	214,631		33,912	248,543		*
All directors, nominees for director and executive officers as a group (15 individuals)(6)	2,729,938		294,906	3,024,844		1.48%
BlackRock, Inc.(7)	14,176,982		0	14,176,982		6.93%
Donald Smith & Co., Inc. (and related parties)(8)	10,694,082		0	10,694,082		5.22%

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)	Options Exercisable Within 60 Days of March 16, 2015(3)	Total(1)(2)(3)	Percent of Class (4)
Shapiro Capital Management (and related parties)(9)	10,565,981	0	10,565,981	5.16%
T. Rowe Price Associates, Inc. (and related parties)(10)	26,240,573	0	26,240,573	12.82%
Taconic Capital Advisors, L.P. (and related parties)(11)	12,000,000	0	12,000,000	5.86%
The Vanguard Group, Inc. (and related parties)(12)	12,827,935	0	12,827,935	6.27%

*	Less than 1%.
(1)	Includes restricted stock units over which executive officers have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Bender, 20,127; Mr. Cameron, 68,992; Mr. Gaspar, 270,684; Mr. Guderian, 140,466; Mr. Muncrief, 925,286; Mr. Natali, 40,167; Mr. Sailor, 12,953; Mr. Vann 113,542; and all NEOs who are currently executive officers, 1,545,970. Restricted stock units include both time-based and performance-based awards.
(2)	Includes restricted stock units and shares of deferred common stock over which independent directors have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Carrig, 18,145; Mr. Herdman, 18,145; Mr. Lorch, 70,989; and all independent directors as a group, 102,868. These directors have the right to acquire the shares underlying these restricted stock units and shares of deferred common stock within 60 days of March 16, 2015, except for 9,141 of the restricted stock units held by Mr. Lorch. Restricted stock units include time-based awards. Includes restricted shares of common stock held under the terms of the WPX Energy, Inc. 2013 Incentive Plan, which will vest on May 22, 2015, as follows: Mr. Granberry, 8,755; Mr. Kindick, 8,755; Mr. Kurz, 11,673; Mr. Lentz, 8,755; Mr. Lorch, 8,755; Mr. Lowrie, 17,747; Ms. Lubel, 8,755; and Mr. Work, 8,755.
(3)	The shares indicated represent stock options granted under the WPX Energy, Inc. 2013 Incentive Plan that are currently exercisable or will become exercisable within 60 days of March 16, 2015. Shares subject to options cannot be voted.
(4)	Ownership percentage is reported based on 204,695,520 shares of common stock outstanding on March 16, 2015, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of March 16, 2015, or within 60 days of that date. Restricted stock units that do not vest within 60 days of March 16, 2015 are not included in ownership percentage.
(5)	Includes 1,496 shares owned by Mr. Granberry’s spouse, over which she possesses sole voting and investment power.
(6)	Includes all directors and NEOs who are current officers, but does not include Messrs. Bender, Natali, and Sailor.
(7)	The address of this entity is 55 East 52nd Street, New York, NY 10022. The information provided is based on a Schedule 13G filed by BlackRock, Inc. on or about February 2, 2015. That filing indicates that BlackRock, Inc. has sole voting power as to 13,194,028 shares and sole dispositive power as to all 14,176,982 shares shown.
(8)	The address of this entity is 152 West 57th Street, New York, New York 10019. The information provided is based on a Schedule 13G/A filed by Donald Smith & Co., Inc. on or about February 6, 2015. That filing indicates that Donald Smith & Co., Inc. has sole voting power as to 2,648,901 of the shares shown and sole dispositive power as to all 10,694,082 shares shown. That filing also indicates that Donald Smith Long/Short Equities Fund, L.P. has sole voting power as to 40,995 of the shares shown and sole dispositive power as to all 10,694,082 of the shares shown.
(9)

The address of this entity is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305. The information provided is based on a Schedule 13G filed by Shapiro Capital Management LLC on or about February 13, 2015. That filing indicates that Shapiro Capital Management LLC has sole voting power as to 9,580,490 shares, shared power as to 960,491 shares, and sole dispositive voting power as to 10,540,981 shares. That filing also indicates that Samuel R. Shapiro has sole voting power and sole dispositive power as to 25,000 shares, and that Mr. Shapiro, as chairman, a director, and majority shareholder of Shapiro Capital Management LLC, exercises dispositive power over all 10,565,981 shares. Accordingly, Mr. Shapiro may be deemed to have indirect beneficial ownership over the shares held by Shapiro Capital Management LLC.
(10)	The address of this entity is 100 E. Pratt Street, Baltimore, Maryland 21202. The information provided is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on or about February 10, 2015. That filing indicates that T. Rowe Price Associates, Inc. has sole voting power as to 7,766,368 of the shares shown and sole dispositive power as to all 26,240,573 shares shown. That filing also indicates that T. Rowe Price Mid-Cap Value Fund, Inc. has sole voting power over 13,663, 012 of the shares shown.
(11)	The address of Taconic Capital Advisors, L.P. (“Taconic Advisors”), Taconic Associates LLC (“Taconic Associates”) and Mr. Brosens is c/o Taconic Capital Advisors, L.P., 450 Park Avenue, 9th Floor, New York, New York 10022. The address of Taconic Capital Advisors UK LLP (“Taconic Advisors UK”) is 55 Grosvenor Street, London W1K 3HY, United Kingdom. The address of Taconic Capital Advisors (Hong Kong) Limited (“Taconic Advisors Hong Kong”) is Room 1801, 18th Floor LHT Tower, No. 31 Queen’s Road Central, Hong Kong, China. The information provided is based on a Schedule 13G filed on or about May 7, 2014, by Taconic Advisors. That filing indicates that each of Taconic Advisors, Taconic Advisors UK, Taconic Advisors Hong Kong, Taconic Associates, and Mr. Brosens has shared voting power and shared dispositive power over all 12,000,000 shares. A Schedule 13D/A filed on or about October 23, 2013, indicates that the shares shown are held for the account of Taconic Opportunity Master Fund L.P. (“TOMF”) and that Taconic Advisors serves as the investment advisor to TOMF and Taconic Advisors UK and Taconic Advisors Hong Kong serve as the subadvisors to TOMF. Taconic Capital Performance Partners LLC (“Taconic Partners”) serves as the general partner to Taconic Advisors. Taconic Capital Services UK Limited (“Taconic Capital Services”) serves as the managing member of Taconic Advisors UK. Taconic Advisors is the sole shareholder of Taconic Advisors Hong Kong. Taconic Associates serves as the general partner to TOMF. Mr. Brosens is a principal of Taconic Advisors and Taconic Capital Services and manager of Taconic Partners and Taconic Associates. In such capacity, Mr. Brosens may be deemed to have voting and dispositive power over the shares held for TOMF.
(12)	The address of this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information provided is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on or about February 10, 2015. That filing indicates that The Vanguard Group has sole voting power as to 136,767 of the shares shown, sole dispositive power as to 12,708,368 of the shares shown and shared dispositive power as to 119,567 of the shares shown. That filing also indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 119,567 of the shares shown as a result of its serving as investment manager of collective trust accounts. That filing further indicates that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,200 of the shares shown as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and certain persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and these greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of these reports and other information furnished to us, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with on a timely basis during and for the year ended December 31, 2014.

PROPOSAL 6 — STOCKHOLDER PROPOSAL

We have been informed that Green Century Capital Management, Inc. intends to introduce the proposal set forth below at the Annual Meeting. Consistent with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to stockholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board is recommending a vote against this proposal for the reasons set forth following the proposal.

WHEREAS,

Extracting oil and gas from shale and other formations, using horizontal drilling and hydraulic fracturing technology, has become a controversial public issue. Leaks, spills, explosions, and community impacts have led to bans and moratoria in the United States and around the globe.

Hydraulic fracturing operations (“HFO”) use millions of gallons of water and toxic chemicals to extract shale gas and oil. Over half of the U.S. HFOs are taking place in areas under high or extremely high water stress, according to a 2014 report from Ceres. WPX does not report on the amount of water consumed or recycled for all shale plays where it is currently active.

Methane leakage from HFOs is also an issue of growing public and regulatory concern due to methane’s potency as a greenhouse gas. WPX does not disclose its practices for monitoring or reducing methane leakage.

The Department of Energy’s Shale Gas Production Subcommittee recommended in 2011 that companies “adopt a more visible commitment to using quantitative measures as a means of achieving best practices and demonstrating to the public that there is continuous improvement in reducing the environmental impacts of shale gas production.” (emphasis in original)

WPX Energy fails to disclose quantitative metrics and key performance indicators related to how the company is managing the impacts of its HFOs on water, air, and local communities. A coalition of investors released a report in 2013 titled, “Disclosing the Facts: Transparency and Risk in Hydraulic Fracturing Operations,” which scores companies engaged in hydraulic fracturing on their disclosures relating to management of risks associated with their hydraulic fracturing operations. WPX only received points for disclosing 3 out of the 32 requested key performance indicators relating to the company’s practices for managing risks related to the environmental and community impacts of its HFOs.

Absent quantitative data reporting the company’s impact on water, air, and local communities, investors cannot objectively evaluate risks associated with these impacts, as well as company progress in reducing these risks.

Resolved: Shareholders request the Board of Directors report to shareholders via quantitative indicators by November 31, 2015 [sic], and annually thereafter, the results of company procedures and practices, above and beyond regulatory requirements, to minimize the adverse environmental and community impacts from WPX’s hydraulic fracturing operations associated with shale formations. Such reports should be prepared at reasonable cost, omitting proprietary information.

Supporting Statement

Proponents suggest the reports include a breakdown by geographic region, such as each shale play in which the company engages in substantial extraction operations, addressing at a minimum:

•	Methane leakage as a percentage of total production;

•	Quantity of fresh water and recycled water used for shale operations by region, including source;

•	Goals to eliminate the use of open pits for storage of drilling fluid and flowback water, with updates on progress;

•	Goals and quantitative reports on progress to reduce toxicity of drilling fluids;

•	A systematic approach for aggregating and internally reporting community concern statistics to management.

The Board recommends you vote AGAINST this proposal for the following reasons:

We have put in place extensive risk management systems that are designed to ensure that our shale development operations are safe and that they are protective of the communities in which we operate. We also maintain a strong commitment to stakeholder engagement and disclosure that supports these operations and addresses public concerns. Activities to develop energy from shale are regulated and reported at the local, state and federal levels, and the production of a special report would result only in additional time and expense that, we believe, would not produce meaningful additional information or, for that matter, meaningful benefits for our stakeholders.

We understand that communities have concerns surrounding the development of energy from shale, and for us, the only acceptable development is safe, clean and responsible development. We frequently engage in rigorous assessments and reviews to identify and reduce health, environmental and safety risks. Our shale operations are focused on complying with local, tribal, state and federal regulations and laws, protecting groundwater, managing water use, preserving air quality, improving access to information, and engaging in the communities where we operate. We minimize adverse community impacts by, among other things:

•	Designing and maintaining wells to protect groundwater. Our wells have protective layers of steel casing and cement forming a barrier between the wellbore and surrounding formations. In many cases we conduct pre-drill water tests on residential water wells within close proximity to our locations, and we conduct well tests over the life of the well to verify long-term integrity.

•	Reducing freshwater use. We have substantially reduced freshwater use and are reusing nearly all flowback and produced water. This reduces freshwater consumption as well as the need for water trucking, transfer and disposal.

•	Utilizing centralized water facilities and pipelines and reducing truck traffic and emissions.

•	Improving public access to information on natural gas development and supporting disclosure of chemicals used in hydraulic fracturing. Water and sand constitute more than 99 percent of fracturing fluid, and we voluntarily disclose the chemicals used in shale operations at www.FracFocus.org.

•	Engaging and consulting with the communities in which we operate.

Finally, we regularly publish information about how we mitigate regulatory, legal, reputational and financial risks in various communications and regulatory filings.

Given our well-developed risk management systems and stakeholder transparency efforts, we believe that the proposed special reports would unnecessarily add to existing efforts and costs while doing nothing meaningful to benefit our stockholders or the communities where we operate.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no stockholder nominations or stockholder proposals will be presented at the Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the stockholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

Tulsa, Oklahoma

April 6, 2015

APPENDIX A

(Subject to Approval of Proposal 3)

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WPX ENERGY, INC.

WPX Energy, Inc., a Delaware corporation and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: Section 5.2 of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is deleted in its entity and the following is inserted in lieu thereof:

“Section 5.2 Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall, until the election of directors at the annual meeting of stockholders to be held in 2017, be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Commencing at the 2015 annual meeting of stockholders, successors to the Class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall no longer be divided into classes and all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

(b) If prior to the election of directors at the 2017 annual meeting of stockholders the number of directors is increased, then, except to the extent that an increase in the authorized number of directors occurs in connection with the rights of the holders of Preferred Stock to elect additional directors, any newly created directorship resulting from an increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill such newly created directorship or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall hold office for a term that shall coincide with the remaining term of the class of directors into which such director was elected. Commencing with the election of directors at the 2017 annual meeting of stockholders and thereafter, any additional director elected to fill a newly created directorship resulting from an increase in the number of directors or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall hold office for a term expiring at the next annual meeting of stockholders.

(c) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until such director’s successor shall have been duly elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(d) Subject to the rights of the holders of any class or one or more series of Preferred Stock then outstanding, (i) until the election of directors at the 2017 annual meeting of stockholders, any director,

A-1

or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the total voting power of the Voting Stock, and (ii) from and after the election of the directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 75 percent of the total voting power of the Voting Stock.

(d) Notwithstanding the foregoing, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECOND: The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth above was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WPX Energy, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this      day of             , 2015.

WPX ENERGY, INC.

By:
Name:
Title:

A-2

APPENDIX B

(Subject to Approval of Proposal 4)

AMENDMENT NO. 1 TO THE WPX ENERGY INC, 2013 INCENTIVE PLAN

MAY 21, 2015

WHEREAS, WPX Energy, Inc., a Delaware corporation (the “Company”), with shareholder approval, established an incentive plan effective May 22, 2013, known as the WPX Energy, Inc. 2013 Incentive Plan (the “Plan”).

WHEREAS, the Company, as authorized by the Board of directors and subject to shareholder approval, wishes to amend the plan as set forth below:

1.	Effective Date. This amendment (“Amendment”) will be effective May 21, 2015, upon approval by a majority of the Company’s stockholders.

2.	Section 4.1 of the Original Agreement is replaced in its entirety by the following:

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for delivery under the Plan shall be 20,680,725 Shares (such Shares being the same as the 8,741,099 Shares previously issued under the Plan, 1,939,626 Shares remaining as of March 3, 2015, plus 10,000,000 new Shares). The number of Shares available for delivery pursuant to Incentive Stock Options shall be the number set forth in the first sentence of this Section 4.1.

If any Shares subject to an Award granted hereunder are forfeited or such Award is settled in cash or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, settlement or termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (a) Shares used to pay the exercise price of an Option, (b) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (c) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Grantee. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

Notwithstanding the foregoing, an unlimited number of Shares may be issued under the Plan pursuant to Acquired Entity Awards granted in assumption of, or in substitution for, an outstanding award previously granted by an Acquired Entity, so long as the terms of the acquisition of such awards previously granted by an Acquired Entity do not expressly provide for the issuance of Shares authorized under this Section 4.1.

3.	Except as amended by Sections 1-2 above, all terms and conditions of the Plan shall remain in force and effect as originally written.

B-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2015.

Vote by Internet
• Go to www.envisionreports.com/WPX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 4, and 5, and AGAINST Proposal 6.

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1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 – William R. Granberry	☐	☐	☐	02 – Kelt Kindick	☐	☐	☐	03 – Kimberly S. Lubel	☐	☐	☐

	04 – David F. Work	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Declassification of the Board of Directors.	☐	☐	☐

4.	Approval of an amendment to the WPX Energy, Inc. 2013 Incentive Plan to increase the number of authorized shares.	☐	☐	☐	5.	Proposal to ratify the appointment of Ernst & Young LLP as the independent public accounting firm for the Company for the year ending December 31, 2015.	☐	☐	☐

6.	Stockholder proposal regarding reporting of quantitive indicators and practices for hydraulic fracturing.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1 U P X	+

021BIC

2015 Annual Meeting of

WPX Energy, Inc. Stockholders

Thursday, May 21, 2015, 9:30a.m. (Central Time)

Oklahoma Ballroom

Hyatt Regency Hotel

100 East Second Street

Tulsa, Oklahoma 74103

Directions to the Oklahoma Ballroom, Hyatt Regency Hotel

From the airport:

Merge onto OK-11 W toward US-75. Take the exit on the left onto US-75 S toward Okmulgee/Downtown Tulsa. Take the 1st St/1-244 E/US-412 E exit on the left. Take the 1st St. ramp toward downtown. Turn right onto E 1st St. Turn left onto S Cheyenne Ave. Take the first left onto W 2nd St. and Hyatt Regency Tulsa will be on the right. The Oklahoma Ballroom is located on the lower level of the hotel.

Downtown:

The Oklahoma Ballroom is located on the lower level of the Hyatt Regency Hotel.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — WPX Energy, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WPX Energy, Inc. to be held on May 21, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 4, and 5, and AGAINST Proposal 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+